                                                                     Exhibit 2.1


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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          SPEEDFAM INTERNATIONAL, INC.

                                 SPEEDFAM, INC.

                                       AND

                       INTEGRATED PROCESS EQUIPMENT CORP.

                          DATED AS OF NOVEMBER 19, 1998




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
                              TABLE OF CONTENTS

SECTION                                   HEADING                           PAGE
RECITALS ..................................................................   1

ARTICLE I      THE MERGER..................................................   2

     Section 1.1.    The Merger............................................   2
     Section 1.2.    Effective Time; Closing...............................   2
     Section 1.3.    Effect of the Merger..................................   2
     Section 1.4.    Certificate of Incorporation; Bylaws..................   3
     Section 1.5.    Directors and Officers of the Surviving
                     Corporation...........................................   3
     Section 1.6.    Effect on Capital Stock...............................   3
     Section 1.7.    Surrender of Certificates.............................   6
     Section 1.8.    No Further Ownership Rights in IPEC Common
                     Stock or IPEC Preferred Stock.........................   7
     Section 1.9.    Lost, Stolen or Destroyed Certificates................   8
     Section 1.10.   Tax and Accounting Consequences.......................   8
     Section 1.11.   Taking of Necessary Action; Further Action............   8

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF IPEC......................   8

     Section 2.1.    Organization of IPEC..................................   8
     Section 2.2.    IPEC Capital Structure................................   9
     Section 2.3.    Obligations With Respect to Capital Stock.............   11
     Section 2.4.    Authority.............................................   11
     Section 2.5.    SEC Filings; IPEC Financial Statements................   13
     Section 2.6.    Absence of Certain Changes or Events..................   14
     Section 2.7.    Taxes.................................................   14
     Section 2.8.    Intellectual Property.................................   15
     Section 2.9.    Compliance; Permits; Restrictions.....................   16
     Section 2.10.   Litigation............................................   17
     Section 2.11.   Brokers' and Finders' Fees............................   17
     Section 2.12.   Employee Benefit Plans................................   17
     Section 2.13.   Absence of Liens and Encumbrances.....................   18
     Section 2.14.   Environmental Matters.................................   18
     Section 2.15.   Labor Matters.........................................   19
     Section 2.16.   Agreements, Contracts and Commitments.................   19
     Section 2.17.   Pooling of Interests..................................   20
     Section 2.18.   Change of Control Payments............................   20
     Section 2.19.   Statements; Proxy Statement/Prospectus................   20
     Section 2.20.   Board Approval........................................   21
     Section 2.21.   Fairness Opinion......................................   21
     Section 2.22.   Section 203 of the Delaware General Corporation Law
                     Not Applicable; State Takeover Statutes...............   21
     Section 2.23.   IPEC Rights Plan......................................   21


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
ARTICLE III    REPRESENTATIONS AND WARRANTIES OF SPEEDFAM AND
               MERGER SUB..................................................   22

     Section 3.1.    Organization of SpeedFam..............................   22
     Section 3.2.    SpeedFam and Merger Sub Capital Structure.............   23
     Section 3.3.    Obligations With Respect to Capital Stock.............   23
     Section 3.4.    Authority.............................................   24
     Section 3.5.    SEC Filings; SpeedFam Financial Statements............   25
     Section 3.6.    Absence of Certain Changes or Events..................   26
     Section 3.7.    Taxes.................................................   27
     Section 3.8.    Intellectual Property.................................   28
     Section 3.9.    Compliance; Permits; Restrictions.....................   29
     Section 3.10.   Litigation............................................   29
     Section 3.11.   Brokers' and Finders' Fees............................   29
     Section 3.12.   Employee Benefit Plans................................   29
     Section 3.13.   Absence of Liens and Encumbrances.....................   30
     Section 3.14.   Environmental Matters.................................   30
     Section 3.15.   Labor Matters.........................................   31
     Section 3.16.   Agreements, Contracts and Commitments.................   31
     Section 3.17.   Pooling of Interests..................................   32
     Section 3.18.   Change of Control Payments............................   32
     Section 3.19.   Statements; Proxy Statement/Prospectus................   33
     Section 3.20.   Board Approval........................................   33
     Section 3.21.   Fairness Opinion......................................   33
     Section 3.22.   Section 5/11.75 of the Illinois Business
                     Corporation Act Not Applicable; State
                     Takeover Statutes.....................................   33

ARTICLE IV     CONDUCT PRIOR TO THE EFFECTIVE TIME.........................   34

     Section 4.1.    Conduct of Business...................................   34

ARTICLE V      ADDITIONAL AGREEMENTS.......................................   36

     Section 5.1.    Proxy Statement/Prospectus; Registration
                     Statement; Other Filings; Board
                     Recommendations.......................................   36
     Section 5.2.    Meetings of IPEC Stockholders and SpeedFam
                     Shareholders..........................................   37
     Section 5.3.    Confidentiality.......................................   38
     Section 5.4.    No Solicitation.......................................   38
     Section 5.5.    Public Disclosure.....................................   42
     Section 5.6.    Legal Requirements....................................   42
     Section 5.7.    Third Party Consents..................................   43
     Section 5.8.    FIRPTA................................................   43
     Section 5.9.    Notification of Certain Matters.......................   43
     Section 5.10.   Reasonable Efforts and Further Assurances.............   43
     Section 5.11.   Stock Options and Warrants............................   43
     Section 5.12.   Registration Statements...............................   46
     Section 5.13.   Indemnification and Insurance.........................   46


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
     Section 5.14.   NMS Listing...........................................   47
     Section 5.15.   SpeedFam Affiliate Agreement..........................   47
     Section 5.16.   IPEC Affiliate Agreement..............................   47
     Section 5.17.   Regulatory Filings; Reasonable Efforts................   47
     Section 5.18.   Board of Directors of SpeedFam........................   47
     Section 5.19.   Officers of SpeedFam; Transition Team.................   48
     Section 5.20.   Change of Name........................................   48
     Section 5.21.   IPEC Rights Plan......................................   48
     Section 5.22.   Director Designation Provision........................   49
     Section 5.23.   Notice of Demand for Appraisal........................   49

ARTICLE VI     CONDITIONS TO THE MERGER....................................   49

     Section 6.1.    Conditions to Obligations of Each Party to
                     Effect the Merger.....................................   49
     Section 6.2.    Additional Conditions to Obligations of IPEC..........   50
     Section 6.3.    Additional Conditions to the Obligations of
                     SpeedFam and Merger Sub...............................   51

ARTICLE VII    TERMINATION, AMENDMENT AND WAIVER...........................   52

     Section 7.1.    Termination...........................................   52
     Section 7.2.    Notice of Termination; Effect of Termination..........   53
     Section 7.3.    Fees and Expenses.....................................   53
     Section 7.4.    Amendment.............................................   55
     Section 7.5.    Extension; Waiver.....................................   55

ARTICLE VIII   GENERAL PROVISIONS..........................................   55

     Section 8.1.    Non-Survival of Representations and Warranties........   55
     Section 8.2.    Notices...............................................   55
     Section 8.3.    Interpretation; Knowledge.............................   56
     Section 8.4.    Counterparts..........................................   56
     Section 8.5.    Entire Agreement; Third Party Beneficiaries...........   56
     Section 8.6.    Severability..........................................   57
     Section 8.7.    Other Remedies; Specific Performance..................   57
     Section 8.8.    Governing Law.........................................   57
     Section 8.9.    Rules of Construction.................................   57
     Section 8.10.   Assignment............................................   58


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                                INDEX OF EXHIBITS

EXHIBIT A     --    SpeedFam Stock Option Agreement
EXHIBIT B     --    IPEC Stock Option Agreement
EXHIBIT C     --    Certificate of Merger
EXHIBIT D     --    Amended and Restated Certificate of Incorporation of the
                    Surviving Corporation
EXHIBIT E     --    Amended and Restated Bylaws of the Surviving Corporation
EXHIBIT F     --    SpeedFam Affiliate Agreement
EXHIBIT G     --    IPEC Affiliate Agreement
EXHIBIT H     --    Legal Opinion of SpeedFam Counsel
EXHIBIT I     --    Legal Opinion of IPEC Counsel


                                INDEX OF ANNEXES


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


                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER is made and entered into as of November 19, 1998 among SpeedFam International, Inc., an Illinois corporation ("SpeedFam"), SpeedFam, Inc., a Delaware corporation and a wholly-owned subsidiary of SpeedFam ("Merger Sub"), and Integrated Process Equipment
Corp., a Delaware corporation ("IPEC").

                                    RECITALS

       A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended ("Delaware Law"), and the Illinois Business Corporation Act, as amended ("Illinois Law"), SpeedFam and IPEC intend to enter into a business combination transaction to pursue their long-term business strategies.

       B. The Board of Directors of SpeedFam (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of SpeedFam and fair to, and in the best interests of, SpeedFam and its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of SpeedFam vote to approve the amendment to SpeedFam's Articles of Incorporation as hereinafter set forth and the issuance of shares of SpeedFam Common Stock (as defined in Section 1.6(a)) to the stockholders of IPEC pursuant to the terms of the Merger.

       C. The Board of Directors of IPEC (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of IPEC and fair to, and in the best interests of, IPEC and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of IPEC adopt and approve this Agreement and approve the Merger.

       D. Concurrently with the execution of this Agreement, and as a condition and inducement to SpeedFam's and IPEC's willingness to enter into this Agreement, SpeedFam shall execute and deliver a Stock Option Agreement in favor of IPEC in substantially the form attached hereto as Exhibit A (the "SpeedFam Stock Option Agreement") and IPEC shall execute and deliver a Stock Option Agreement in favor of SpeedFam in substantially the form attached hereto as Exhibit B (the "IPEC Stock Option Agreement" and, together with the SpeedFam Stock Option Agreement, the "Stock Option Agreements"). The Board of Directors of SpeedFam and IPEC have each approved the Stock Option Agreements.

       E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

       F. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                  ARTICLE I

                                  THE MERGER

      Section 1.1. The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into IPEC (the "Merger"), the separate corporate existence of Merger Sub shall cease and IPEC shall continue as the surviving corporation. IPEC as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

      Section 1.2. Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, substantially in the form of Exhibit C hereto (the "Certificate of Merger"), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Chapman and Cutler in Phoenix, Arizona, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (except those which by their terms can only be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

      Section 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate existence of Merger Sub shall cease and Merger Sub shall be merged into IPEC, possessing all the rights, privileges, powers and franchises as well of a public as of a private nature of each of Merger Sub and IPEC, and being subject to all the restrictions, disabilities and duties of each of Merger Sub and IPEC; and all and singular, the rights, privileges, powers and franchises of each of Merger Sub and IPEC, and all property, real, personal and mixed, and all debts due to of each of Merger Sub and IPEC on whatever account, as well for stock subscriptions as all other things in action or belonging to of each of Merger Sub and IPEC shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Merger Sub and IPEC, and the title to any real estate vested by deed or otherwise, in Merger Sub or IPEC shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of each of Merger Sub and IPEC shall be preserved unimpaired, and all debts, liabilities and duties of each of Merger Sub and IPEC shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

      Section 1.4. Certificate of Incorporation; Bylaws. (a) At the Effective Time, the Certificate of Incorporation of IPEC, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the form attached hereto as Exhibit D and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

            (b) At the Effective Time the Bylaws of IPEC, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the form attached hereto as Exhibit E and shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law and such Bylaws.

      Section 1.5. Directors and Officers of the Surviving Corporation. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

      Section 1.6. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, IPEC or the holders of any of the following securities:

            (a) Conversion of IPEC Common Stock. Each share of Common Stock, $.01 par value, of IPEC (the "IPEC Regular Common Stock") and each share of Class A Common Stock, $.01 par value of IPEC (the "IPEC Class A Common Stock," which together with the IPEC Regular Common Stock is referred to as the "IPEC Common Stock") issued and outstanding immediately prior to the Effective Time, (other than any shares of IPEC Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(k) and (l)) into the right to receive .71 (the "Exchange Ratio") of a share of Common Stock, without par value of SpeedFam (the "SpeedFam Common Stock"). Certificates for SpeedFam Common Stock will be delivered only upon surrender of the certificate representing such share of IPEC Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

            (b) Cancellation of Certain IPEC Stock. Each share of IPEC Common Stock or IPEC Preferred Stock (as defined in paragraph (h) herein) held by IPEC or owned by Merger Sub, SpeedFam or any direct or indirect wholly owned subsidiary of IPEC or of SpeedFam immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

            (c) Stock Options. At the Effective Time, all options to purchase IPEC Regular Common Stock then outstanding under IPEC's 1992 Stock Option Plan (the "1992 IPEC

Stock Option Plan"), shall be assumed by SpeedFam in accordance with Section
5.11. At the Effective Time, all options to purchase IPEC Regular Common Stock granted pursuant to that certain employment agreement, dated as of August 13, 1997 between IPEC and Roger D. McDaniel, as amended (the "McDaniel Agreement"), and which are vested as of the Effective Time, shall be assumed by SpeedFam in accordance with Section 5.11.

            (d) IPEC 1994 Employee Stock Purchase Plan. At the Effective Time, in accordance with the terms of IPEC's 1994 Employee Stock Purchase Plan (the "IPEC Employee Stock Purchase Plan"), the option period then in progress shall be shortened by setting a new purchase date which shall be the trading day immediately preceding the Effective Time (the "New Purchase Date"), so that any IPEC Common Stock purchased on the New Purchase Date shall be automatically converted into SpeedFam Common Stock on the same basis as all other shares of IPEC Common Stock; provided, however, that the New Purchase Date shall be conditional upon consummation of the Merger. On the New Purchase Date, IPEC shall apply the funds credited as of such date under the IPEC Employee Stock Purchase Plan within each participant's payroll withholding account to the purchase of whole shares of IPEC Common Stock in accordance with the terms of the IPEC Employee Stock Purchase Plan. The IPEC Employee Stock Purchase Plan shall terminate immediately following the purchase of shares of IPEC Regular Common Stock on the New Purchase Date.

            (e) IPEC Warrants; IPEC 1994 Unit Purchase Options. At the Effective Time, the warrant to purchase shares of IPEC Regular Common Stock between IPEC and Hambrecht & Quist LLC granted December 26, 1995 (the "H & Q I Warrant") shall be assumed by SpeedFam in accordance with Section 5.11. At the Effective Time, the warrant to purchase shares of IPEC Regular Common Stock between IPEC and Hambrecht & Quist LLC granted December 16, 1996 (the "H & Q II Warrant") shall be assumed by SpeedFam in accordance with Section 5.11. At the Effective Time, the warrant to purchase shares of IPEC Regular Common Stock between IPEC and Intel Corporation granted October 14, 1996 (the "Intel I Warrant") shall be assumed by SpeedFam in accordance with Section 5.11. At the Effective Time, the warrant to purchase shares of IPEC Regular Common Stock between IPEC and Intel Corporation granted December 31, 1996 (the "Intel II Warrant") shall be assumed by SpeedFam in accordance with Section 5.11. At the Effective Time, the warrant to purchase shares of IPEC Regular Common Stock between IPEC and Intel Corporation granted March 31, 1997 (the "Intel III Warrant" and, together with the Intel I Warrant and Intel II Warrant, the "Intel Warrants") shall be assumed by SpeedFam in accordance with Section 5.11. At the Effective Time, the warrant to purchase shares of IPEC Regular Common Stock between IPEC and Fletcher International Limited granted December 16, 1996 (the "Fletcher Warrant") shall be assumed by SpeedFam in accordance with Section 5.11. The H & Q I Warrant, the H & Q II Warrant, the Intel Warrants and the Fletcher Warrant shall together be referred to herein as the "IPEC Warrants." At the Effective Time, the Unit Purchase Options issued by IPEC to D.H. Blair Investment Banking Corp. on February 2, 1994 (the "UPO's") shall be assumed by SpeedFam in accordance with
Section 5.11.

            (f) IPEC Series B-1 Cumulative Preferred Stock. Each share of Series B-1 Preferred Stock, $.01 par value, of IPEC (the "IPEC Series B-1 Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of IPEC Series B-1 Preferred Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(k) and (l)) into the right to receive that number of shares of SpeedFam Common Stock determined by multiplying (x) the number of shares of IPEC Regular Common Stock into which the IPEC Series B-1 Preferred Stock is convertible immediately prior to the Effective Time pursuant to the terms of the Certificate of Designation creating the IPEC Series B-1 Preferred Stock by (y) the Exchange Ratio. Certificates for SpeedFam Common Stock will be delivered only upon surrender of the certificate representing such share of IPEC Series B-1 Preferred Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

            (g) IPEC Series B-2 Cumulative Preferred Stock. Each share of Series B-2 Preferred Stock, $.01 par value, of IPEC (the "IPEC Series B-2 Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of IPEC Series B-2 Preferred Stock to be canceled pursuant to
Section 1.6(b)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(k) and (l)) into the right to receive that number of shares of SpeedFam Common Stock determined by multiplying (x) the number of shares of IPEC Regular Common Stock into which the IPEC Series B-2 Preferred Stock is convertible immediately prior to the Effective Time pursuant to the terms of the Certificate of Designation creating the IPEC Series B-2 Preferred Stock by (y) the Exchange Ratio. Certificates for SpeedFam Common Stock will be delivered only upon surrender of the certificate representing such share of IPEC Series B-2 Preferred Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

            (h) IPEC Series B-3 Cumulative Preferred Stock. Each share of Series B-3 Preferred Stock, $.01 par value, of IPEC (the "IPEC Series B-3 Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of IPEC Series B-3 Preferred Stock to be canceled pursuant to
Section 1.6(b)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(k) and (l)) into the right to receive that number of shares of SpeedFam Common Stock determined by multiplying (x) the number of shares of IPEC Regular Common Stock into which the IPEC Series B-3 Preferred Stock is convertible immediately prior to the Effective Time pursuant to the terms of the Certificate of Designation creating the IPEC Series B-3 Preferred Stock by (y) the Exchange Ratio. Certificates for SpeedFam Common Stock will be delivered only upon surrender of the certificate representing such share of IPEC Series B-3 Preferred Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

            (The IPEC Series B-1 Preferred Stock, the IPEC Series B-2 Preferred Stock and the IPEC Series B-3 Preferred Stock are hereinafter referred to collectively as the "IPEC Preferred Stock").

            (i) IPEC 6 1/4% Convertible Subordinated Notes. At the Effective Time, SpeedFam and IPEC shall enter into a supplemental indenture with respect to the 6 1/4% Convertible Subordinated Notes due 2004 issued by IPEC pursuant to the Indenture between

IPEC and State Street Bank and Trust Company of California, N.A., as trustee, dated as of September 15, 1997 (the "IPEC Convertible Notes") in accordance with
Section 5.11.

            (j) Capital Stock of Merger Sub. Each share of Common Stock, no par value, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

            (k) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into SpeedFam Common Stock or IPEC Common Stock), reorganization, recapitalization or other like change with respect to SpeedFam Common Stock or IPEC Common Stock occurring on or after the date hereof and prior to the Effective Time.

            (l) Fractional Shares. No fraction of a share of SpeedFam Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of IPEC Common Stock or IPEC Preferred Stock who would otherwise be entitled to a fraction of a share of SpeedFam Common Stock (after aggregating all fractional shares of SpeedFam Common Stock to be received by such holder) shall receive from SpeedFam an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of SpeedFam Common Stock for the ten most recent days that SpeedFam Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

      Section 1.7. Surrender of Certificates.

            (a) Exchange Agent. SpeedFam shall select an institution reasonably satisfactory to IPEC to act as the exchange agent (the "Exchange Agent") in the Merger.

            (b) SpeedFam to Provide SpeedFam Common Stock. Promptly after the Effective Time, SpeedFam shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of SpeedFam Common Stock issuable pursuant to this Article I in exchange for outstanding shares of IPEC Common Stock and IPEC Preferred Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(l) and any dividends or distributions which holders of shares of IPEC Common Stock or IPEC Preferred Stock may be entitled pursuant to Section 1.7(d).

            (c) Exchange Procedures. Promptly after the Effective Time, SpeedFam shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of IPEC Common Stock or IPEC Preferred Stock whose shares were converted into the right to receive shares of SpeedFam Common Stock pursuant to this Article I, cash in lieu of any fractional shares pursuant to Section 1.6(l) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SpeedFam may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of SpeedFam Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(l) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of SpeedFam Common Stock, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(l) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence the ownership of the number of full shares of SpeedFam Common Stock into which such shares of IPEC Common Stock or IPEC Preferred Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(l) and any dividends or distributions payable pursuant to Section 1.7(d).

            (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to SpeedFam Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of SpeedFam Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of SpeedFam Common Stock.

            (e) Transfers of Ownership. If certificates for shares of SpeedFam Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to SpeedFam or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of SpeedFam Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of SpeedFam or any agent designated by it that such tax has been paid or is not payable.

            (f) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, SpeedFam, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of SpeedFam Common Stock, IPEC Common Stock or IPEC Preferred Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      Section 1.8. No Further Ownership Rights in IPEC Common Stock or IPEC Preferred Stock. All shares of SpeedFam Common Stock issued upon the surrender for exchange of shares of IPEC Common Stock or IPEC Preferred Stock in accordance with the terms of this Article I (including any cash paid in respect thereof pursuant to Section 1.6(l) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of IPEC Common Stock or IPEC Preferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of IPEC Common Stock or IPEC Preferred Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

      Section 1.9. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of SpeedFam Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6(l) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that SpeedFam may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against SpeedFam, IPEC or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      Section 1.10. Tax and Accounting Consequences. (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

            (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

      Section 1.11. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of IPEC and Merger Sub, the officers and directors of IPEC and Merger Sub will take all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF IPEC

            IPEC represents and warrants to SpeedFam and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by IPEC to SpeedFam dated as of the date hereof and certified by a duly authorized officer of IPEC (the "IPEC Schedules"), as follows:

      Section 2.1. Organization of IPEC. (a) IPEC and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on IPEC.

            (b) IPEC has delivered to SpeedFam a true and complete list of all of IPEC's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and IPEC's equity interest therein.

            (c) IPEC has delivered or made available to SpeedFam a true and correct copy of the Certificate of Incorporation and Bylaws of IPEC and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither IPEC nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

            (d) When used in connection with IPEC, the term "Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of IPEC and its subsidiaries taken as a whole (except for those changes, events and effects that are directly caused by (i) conditions affecting the worldwide economy as a whole; or (ii) conditions affecting either the semiconductor, thin film memory disk or silicon wafer capital equipment manufacturing industry, in either such case as a whole, which conditions (in the case of clause (i) or (ii)) do not affect IPEC in a disproportionate manner); or (iii) any adverse effect (A) on the bookings or revenues of IPEC (or the direct consequences thereof) following the date of this Agreement which is primarily attributable to a delay, reduction, cancellation or change in the terms of product orders by customers of IPEC or (B) due to employee attrition of IPEC, where such delay, reduction, cancellation, change or attrition is primarily attributable to the transactions contemplated by this Agreement or the pendency or announcement of the Merger. A change in the market price of IPEC Regular Common Stock shall not, in and of itself, be deemed a Material Adverse Effect with respect to IPEC.

      Section 2.2. IPEC Capital Structure. The authorized capital stock of IPEC consists of 50,000,000 shares of IPEC Regular Common Stock, of which there were 17,841,457 shares issued and outstanding as of November 2, 1998, 3,500,000 shares of IPEC Class A Common Stock of which there were 7,186 shares issued and outstanding as of November 2, 1998 and 2,000,000 shares of Preferred Stock, $.01 par value, of which there were 7,204 shares of IPEC Series B-1 Preferred Stock issued and outstanding as of November 2, 1998, 19,544 shares of IPEC Series B-2 Preferred Stock issued and outstanding as of November 2, 1998, 9,898 shares of IPEC Series B-3 Preferred Stock issued and outstanding as of November 2, 1998, and 50,000 shares of IPEC Series D Participating Preferred Stock ("IPEC Series D Preferred") authorized for issuance pursuant to the IPEC Preferred Share

Rights Agreement dated March 5, 1997, as amended (the "IPEC Rights Plan"), none of which are issued. All outstanding shares of IPEC Common Stock and IPEC Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of IPEC or any agreement or document to which IPEC is a party or by which it is bound. As of November 2, 1998, IPEC had remaining a reserve of an aggregate of 7,186 shares of IPEC Regular Common for issuance upon conversion of the IPEC Class A Common Stock. As of November 2, 1998, IPEC had remaining a reserve of an aggregate of 4,812,020 shares of IPEC Regular Common Stock for issuance to employees, directors and consultants pursuant to the 1992 IPEC Option Plan. As of November 2, 1998, IPEC had remaining a reserve of an aggregate of 650,000 shares of IPEC Regular Common Stock for issuance pursuant to options granted under the McDaniel Agreement. As of November 2, 1998 IPEC had remaining a reserve of an aggregate of 685,038 shares of IPEC Regular Common Stock for issuance to employees under the 1994 Employee Stock Purchase Plan. As of November 2, 1998, IPEC had remaining a reserve of an aggregate of 90,338 shares, 222,997 shares and 148,470 shares, respectively, of IPEC Regular Common Stock for issuance upon conversion of the IPEC Series B-1 Preferred Stock, IPEC Series B-2 Preferred Stock and IPEC Series B-3 Preferred Stock. As of November 2, 1998, IPEC had remaining a reserve of 10,000 shares of IPEC Regular Common Stock for issuance upon the exercise of H & Q I Warrant. As of November 2, 1998, IPEC had remaining a reserve of 20,352 shares of IPEC Regular Common Stock for issuance upon the exercise of the H & Q II Warrant. As of November 2, 1998, IPEC had remaining a reserve of an aggregate of 250,000 shares of IPEC Regular Common Stock for issuance upon the exercise of the Intel Warrants. As of November 2, 1998, IPEC had remaining a reserve of 456,000 shares of IPEC Regular Common Stock for issuance upon the exercise of the Fletcher Warrant. As of November 2, 1998 IPEC had remaining a reserve of 13,468 shares of IPEC Regular Common Stock for issuance upon exercise of the UPO's and a reserve of 8,080 shares of IPEC Regular Common Stock for issuance upon exercise of the Class B Warrants underlying the UPO's. As of November 2, 1998, IPEC had remaining a reserve of an aggregate of 2,948,717 shares of IPEC Regular Common for issuance upon conversion of the IPEC Convertible Notes. As of November 2, 1998, the Conversion Rates pursuant to which the IPEC Series B-1 Preferred Stock, the IPEC Series B-2 Preferred Stock, and the IPEC Series B-3 Preferred Stock are convertible into IPEC Regular Common Stock are 12.54, 11.41, and 15.00 shares of IPEC Regular Common Stock per share of IPEC B-1 Preferred Stock, IPEC B-2 Preferred Stock, and IPEC B-3 Preferred Stock, respectively (hereinafter collectively referred to as the "Preferred Stock Conversion Rates"). As of November 2, 1998, the Conversion Price applicable to the IPEC Convertible Notes was $39.00 per share (the "Convertible Notes Conversion Price"). As of November 2, 1998, the exercise price applicable to the H & Q I Warrant was $29.25 per share (the "H & Q I Exercise Price"). As of November 2, 1998, the exercise price applicable to the H & Q II Warrant was $24.567 per share (the "H & Q II Exercise Price"). As of November 2, 1998, the exercise price applicable to the Intel Warrants was $14.6625 per share (the "Intel Exercise Price"). As of November 2, 1998, the exercise price applicable to the Fletcher Warrant was $24.567 per share (the "Fletcher Exercise Price"). As of November 2, 1998, the exercise price applicable to the UPO's (each for 130 shares of IPEC Regular Common Stock and 78 Class B warrants, each exercisable for one share of IPEC Regular Common Stock) was $1,650 (the "UPO Exercise Price"). Collectively, each of the H & Q I Exercise

Price, the H & Q II Exercise Price, the Intel Exercise Price, the Fletcher Exercise Price and the UPO Exercise Price are hereinafter referred to as the "Warrant Exercise Prices." No event, circumstance or fact has occurred or is in existence which would result in any change in any Preferred Stock Conversion Rate, the Convertible Notes Conversion Price, or the Warrant Exercise Prices. The execution and delivery of this Agreement and the Stock Option Agreements by IPEC do not, and the performance of this Agreement and Stock Option Agreements by IPEC will not, result in any change in any Preferred Stock Conversion Rates or the Convertible Notes Conversion Price. All shares of IPEC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The IPEC Schedules list for each person who held options, rights or warrants to acquire shares of IPEC Common Stock at November 5, 1998, the name of the holder of such option, right, or warrant, the exercise price of such option, right or warrant, the number of shares as to which such option, right or warrant will have vested at such date, the vesting schedule for such option, right or warrant and whether the exercisability of such option, right or warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicate the extent of acceleration, if any.

      Section 2.3. Obligations With Respect to Capital Stock. Except as set forth in Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of IPEC, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities IPEC owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of IPEC, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which IPEC or any of its subsidiaries is a party or by which it is bound obligating IPEC or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of IPEC or any of its subsidiaries or obligating IPEC or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of IPEC, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of IPEC or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

      Section 2.4. Authority. (a) IPEC has all requisite corporate power and 3authority to enter into this Agreement and the IPEC Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the execution and delivery of the IPEC Stock Option Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of IPEC, subject only to the approval and adoption of this Agreement and the approval of the Merger by IPEC's stockholders and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of the IPEC Regular Common Stock and the IPEC Class A Common Stock, voting as a single class, is required for IPEC's stockholders to approve and adopt this Agreement and approve the Merger. No stockholders of any class or series of capital stock of IPEC are entitled to vote as a separate class or series to approve and adopt this Agreement and the Merger. This Agreement and the IPEC Stock Option Agreement have been duly executed and delivered by IPEC and, assuming the due authorization, execution and delivery by SpeedFam and, if applicable, Merger Sub, constitute valid and binding obligations of IPEC, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement and the IPEC Stock Option Agreement by IPEC do not, and the performance of this Agreement and the IPEC Stock Option Agreement by IPEC will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of IPEC or the equivalent organizational documents of any of its subsidiaries, (ii) subject to compliance with the requirements set forth in Section 2.4(b) below and, with respect to this Agreement only, obtaining the approval and adoption of this Agreement and the approval of the Merger by IPEC's stockholders as contemplated in Section 5.2, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to IPEC or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair IPEC's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of IPEC or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which IPEC or any of its subsidiaries is a party or by which IPEC or any of its subsidiaries or its or any of their respective properties are bound or affected. None of the execution and delivery of this Agreement and the IPEC Stock Option Agreement, the performance of this Agreement and the IPEC Stock Option Agreement, the consummation of the Merger of the issuance of the IPEC Common Stock under the IPEC Stock Option Agreement will constitute a "Fundamental Change," as such term is used in the IPEC Convertible Notes. The IPEC Schedules list all material consents, waivers and approvals under any of IPEC's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

            (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required by or with respect to IPEC in connection with the execution and delivery of this Agreement and the IPEC Stock Option Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
(ii) the filing of the Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended

(the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to IPEC or SpeedFam or have a material adverse effect on the ability of the parties to consummate the Merger.

      Section 2.5. SEC Filings; IPEC Financial Statements. (a) IPEC has filed all forms, reports and documents required to be filed with the SEC since January 1, 1995, and has made available to SpeedFam such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that IPEC may file subsequent to the date hereof) are referred to herein as the "IPEC SEC Reports." As of their respective dates, the IPEC SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such IPEC SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of IPEC's subsidiaries is required to file any forms, reports or other documents with the SEC. IPEC meets the registrant requirements for use of Form S-3 under the Securities Act.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in IPEC SEC Reports (the "IPEC Financials"), including any IPEC SEC Reports filed after the date hereof until the Closing, (x) complied or will comply, as the case may be, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was or will be, as the case may be, prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented or will fairly present, as the case may be, the consolidated financial position of IPEC and its subsidiaries as at the respective dates thereof and the consolidated results of IPEC's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of IPEC contained in IPEC SEC Reports as of September 30, 1998 is hereinafter referred to as the "IPEC Balance Sheet." Except as disclosed in the IPEC Financials, since the date of the IPEC Balance Sheet neither IPEC nor any of its subsidiaries has any liabilities (absolute, accrued, contingent, unknown or otherwise) of a nature which, if known, would be required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of IPEC and its subsidiaries taken as a whole, except liabilities (i) provided for in the IPEC Balance Sheet, or (ii) incurred since the date of the IPEC Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

            (c) IPEC has heretofore furnished to SpeedFam a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed pursuant to the Exchange Act, to agreements, documents or other instruments which previously had been filed by IPEC with the SEC pursuant to the Securities Act or the Exchange Act.

      Section 2.6. Absence of Certain Changes or Events. Since the date of the IPEC Balance Sheet through the date of this Agreement, there has not been: (i) any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of IPEC and its subsidiaries taken as a whole, (ii) any material change by IPEC in its accounting methods, principles or practices, except as required by concurrent changes in GAAP and described in the IPEC Schedules, or (iii) any material revaluation by IPEC of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

      Section 2.7. Taxes.

            (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

            (b) Tax Returns and Audits. (i) IPEC and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by IPEC and each of its subsidiaries, except such Returns which are not material to IPEC, and have paid all Taxes shown to be due on such Returns.

           (ii) Except as is not material to IPEC, IPEC and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

          (iii) Except as is not material to IPEC, neither IPEC nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against IPEC or any of its subsidiaries, nor has IPEC or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (iv) Except as is not material to IPEC, no audit or other examination of any Return of IPEC or any of its subsidiaries is presently in progress, nor has IPEC or any of its subsidiaries been notified of any request for such an audit or other examination.

            (v) Except as is not material to IPEC, no adjustment relating to any Returns filed by IPEC or any of its subsidiaries has been proposed formally or informally by any Tax authority to IPEC or any of its subsidiaries or any representative thereof and, to the knowledge of IPEC, no basis exists for any such adjustment which would be material to IPEC.

           (vi) Neither IPEC nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the IPEC Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to IPEC.

          (vii) None of IPEC's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

         (viii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of IPEC or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

           (ix) Neither IPEC nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by IPEC.

            (x) IPEC is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

           (xi) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by IPEC or any of its subsidiaries.

          (xii) Neither IPEC nor any of its subsidiaries is party to or affected by any tax-sharing or allocation agreement or arrangement.

         (xiii) The IPEC Schedules list (y) any Tax exemption, Tax holiday or other Tax-sharing arrangement that IPEC or any of its subsidiaries has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sharing arrangement and (z) any expatriate tax programs or policies affecting IPEC or any of its subsidiaries. Each of IPEC and its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax-sharing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sharing arrangement or order.

      Section 2.8. Intellectual Property. (a) To IPEC's knowledge, IPEC and its subsidiaries own, or have the right to use, sell or license all intellectual property rights being used, necessary or required for the conduct of their respective businesses as presently conducted (such intellectual property rights are collectively referred to herein as the "IPEC IP Rights").

            (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any IPEC IP Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any IPEC IP Rights or materially impair the right of IPEC, the Surviving Corporation or SpeedFam to use, sell or license any IPEC IP Rights or portion thereof.

            (c) To IPEC's knowledge, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by IPEC or any of its subsidiaries violates in any material respect any license or agreement between IPEC or any of its subsidiaries and any third party or infringes in any material respect any intellectual property right of any other party; and there is no pending or, to the knowledge of IPEC, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any IPEC IP Rights, nor has IPEC received any written notice asserting that any IPEC IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

            (d) IPEC has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all those IPEC IP Rights requiring confidentiality.

      Section 2.9. Compliance; Permits; Restrictions. (a) Neither IPEC nor any of its subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to IPEC or any of its subsidiaries or by which IPEC or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which IPEC or any of its subsidiaries is a party or by which IPEC or any of its subsidiaries or its or any of their respective properties is bound or affected, which conflict, default, or violation has or could reasonably be expected to have the effect of materially impairing the business of IPEC together with its subsidiaries. To the knowledge of IPEC, no investigation or review by any Governmental Entity is pending or threatened against IPEC or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon IPEC or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of IPEC or any of its subsidiaries, any acquisition of material property by IPEC or any of its subsidiaries or the conduct of business by IPEC as currently conducted.

            (b) IPEC and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of IPEC (collectively, the "IPEC Permits"). IPEC and its subsidiaries are in compliance in all material respects with the terms of the IPEC Permits.

      Section 2.10. Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which IPEC or any of its subsidiaries has received any notice of assertion nor, to IPEC's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against IPEC or any of its subsidiaries which reasonably would be likely to be material to IPEC, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

      Section 2.11. Brokers' and Finders' Fees. Except for fees payable to Morgan Stanley & Co. pursuant to an engagement letter effective November 18, 1998, a copy of which has been provided to SpeedFam, IPEC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      Section 2.12. Employee Benefit Plans. (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by IPEC or any trade or business (an "ERISA Affiliate") which is under common control with IPEC within the meaning of Section 414 of the Code (the "IPEC Employee Plans"), IPEC has made available to SpeedFam a true and complete copy of, to the extent applicable, (i) such IPEC Employee Plan, (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such IPEC Employee Plan, (iv) the most recent summary plan description for each IPEC Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any IPEC Employee Plan subject to Title IV of ERISA and (vi) the most recent United States Internal Revenue Service ("IRS") determination letter issued with respect to any IPEC Employee Plan.

            (b) Each IPEC Employee Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such IPEC Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each IPEC Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither IPEC nor any ERISA Affiliate of IPEC has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any IPEC Employee Plan. There have been no non-exempt prohibited transactions (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any IPEC Employee Plan. As to any IPEC Employee Plan which is subject to Title IV of ERISA, there have been no "reportable events" as defined in Section 4043 of ERISA, no steps have been taken by IPEC or any ERISA Affiliate or the Pension Benefit Guaranty Corporation to terminate any such plan and no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer any such plan. There have been no acts or omission by IPEC or any ERISA Affiliate which have given rise to or may give rise to fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, for which IPEC may be liable. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving such plans or the assets of such plans, and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits). Actuarially adequate accruals for all obligations under such plans, arrangements and agreements are reflected in the balance sheet of IPEC. No such plan is a multiemployer plan as defined in 3(37) of ERISA and neither IPEC nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any multiemployer plan.

      Section 2.13. Absence of Liens and Encumbrances. IPEC and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the IPEC Financials and except for liens for taxes not yet due and payable, inchoate, mechanics and materialmen's liens and such imperfections of title and encumbrances, if any, which would not be material to IPEC.

      Section 2.14. Environmental Matters.

            (a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to IPEC, no underground storage tanks, landfills or waste improvements, and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies, are present, or have been released, as a result of the actions of IPEC or any of its subsidiaries or any affiliate of IPEC, or, to IPEC's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that IPEC or any of its subsidiaries has at any time owned, operated, occupied or leased.

            (b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to IPEC, neither IPEC nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has IPEC or any of its subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

            (c) Permits. IPEC and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "IPEC Environmental Permits") necessary for the conduct of IPEC's and its subsidiaries' Hazardous Material Activities and other businesses of IPEC and its subsidiaries as such activities and businesses are currently being conducted.

            (d) Environmental Liabilities. No material action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to IPEC's knowledge, threatened concerning any IPEC Environmental Permit, Hazardous Material or any Hazardous Materials Activity of IPEC or any of its subsidiaries. IPEC is not aware of any fact or circumstance which could involve IPEC or any of its subsidiaries in any material environmental litigation or impose upon IPEC any material environmental liability.

      Section 2.15. Labor Matters. To IPEC's knowledge, there are no activities or proceedings of any labor union to organize any employees of IPEC or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of IPEC or any of its subsidiaries. IPEC and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

      Section 2.16. Agreements, Contracts and Commitments. Except as set forth in the IPEC Schedules, neither IPEC nor any of its subsidiaries is a party to or is bound by:

            (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of IPEC's Board of Directors, other than those that are terminable by IPEC or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit IPEC's or any of its subsidiaries' ability to terminate employees at will;

            (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business including any indemnification agreements between IPEC or any of its subsidiaries and any of its officers or directors;

            (d) any agreement, contract or commitment containing any covenant limiting the freedom of IPEC or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

            (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

            (f) any material joint marketing or development agreement; or

            (g) any material agreement relating to the sale or purchase of any business or business assets providing for payment of any deferred or contingent consideration by IPEC or providing for indemnification by IPEC.

      Neither IPEC nor any of its subsidiaries, nor to IPEC's knowledge any other party to an IPEC Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which IPEC or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (g) above (any such agreement, contract or commitment, an "IPEC Contract") in such a manner as would permit any other party to cancel or terminate any such IPEC Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to IPEC.

      Section 2.17. Pooling of Interests. To the knowledge of IPEC, based on consultation with its independent accountants, neither IPEC nor any of its directors, officers, affiliates or stockholders has taken any action which would preclude SpeedFam's ability to account for the Merger as a pooling of interests.

      Section 2.18. Change of Control Payments. The IPEC Schedules set forth each plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of IPEC as a result of or in connection with the Merger.

      Section 2.19. Statements; Proxy Statement/Prospectus. The information supplied by IPEC for inclusion in the Registration Statement (as defined in Section 3.4(b) hereof) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by IPEC for inclusion in the proxy statement/prospectus to be sent to the stockholders of IPEC and shareholders of SpeedFam in connection with the meeting of IPEC's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "IPEC Stockholders' Meeting") and in connection with the meeting of SpeedFam's shareholders to consider the approval of (i) the issuance of shares of SpeedFam Common Stock by virtue of the Merger, (ii) the amendment of SpeedFam's Articles of Incorporation to change SpeedFam's corporate name (subject to and conditional upon the effectiveness of the Merger), and (iii) the approval of any stock option or similar plan necessary for compliance with applicable laws and regulations and to preserve the benefits of such plans as they exist prior to the Merger with respect to IPEC, to the extent required by
Section 5.11 of this Agreement (subject to and conditional upon the effectiveness of the Merger), (the "SpeedFam Shareholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to IPEC's stockholders and SpeedFam's shareholders, at the time of the IPEC Stockholders' Meeting or the SpeedFam Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the IPEC Stockholders' Meeting or the SpeedFam Shareholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to IPEC or any of its affiliates, officers or directors should be discovered by IPEC which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, IPEC shall promptly inform SpeedFam. Notwithstanding the foregoing, IPEC makes no representation or warranty with respect to any information supplied by SpeedFam or Merger Sub which is contained in any of the foregoing documents.

      Section 2.20. Board Approval. The Board of Directors of IPEC has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of IPEC and its stockholders, and (ii) to recommend that the stockholders of IPEC approve and adopt this Agreement and approve the Merger.

      Section 2.21. Fairness Opinion. IPEC has received a written opinion from Morgan Stanley & Co., dated as of the date hereof, addressed to IPEC's stockholders, to the effect that as of the date hereof, the Exchange Ratio is fair to IPEC's stockholders from a financial point of view and has delivered to SpeedFam a copy of such opinion. This representation is made only at the date of this Agreement.

      Section 2.22. Section 203 of the Delaware General Corporation Law Not Applicable; State Takeover Statutes. The Board of Directors of IPEC has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stock Option Agreements or to the consummation of the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreements. To the knowledge of IPEC, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby and by the Stock Option Agreements.

      Section 2.23. IPEC Rights Plan. The IPEC Rights Plan has been amended (the "IPEC Rights Plan Amendment") to (i) render the IPEC Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements and (ii) ensure that (x) none of Merger Sub, SpeedFam, SpeedFam's subsidiaries, or SpeedFam's permitted assignees or transferees under the IPEC Stock Option Agreement is, or will become an Acquiring Person (as defined in the IPEC Rights Plan) pursuant to the IPEC Rights Plan by reason of the execution of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated by this Agreement and the Stock Option Agreements and the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement and the Stock Option Agreements, (y) a

Distribution Date, a Triggering Event or Shares Acquisition Date (as such terms are defined in the IPEC Rights Plan) does not occur by reason of the execution of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated by this Agreement and the Stock Option Agreements and the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement and the Stock Option Agreements, and (z) the IPEC Rights Plan and all Rights thereunder shall terminate at the Effective Time of the Merger, and such amendment may not be further amended by IPEC without the prior written consent of SpeedFam in its sole discretion.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF SPEEDFAM AND MERGER SUB

      SpeedFam and Merger Sub represent and warrant to IPEC, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by SpeedFam to IPEC dated as of the date hereof and certified by a duly authorized officer of SpeedFam (the "SpeedFam Schedules"), as follows:

      Section 3.1. Organization of SpeedFam. (a) SpeedFam and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on SpeedFam.

            (b) SpeedFam has delivered to IPEC a true and complete list of all of SpeedFam's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and SpeedFam's equity interest therein.

            (c) SpeedFam has delivered or made available to IPEC a true and correct copy of the Articles of Incorporation and Bylaws of SpeedFam and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither SpeedFam nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

            (d) When used in connection with SpeedFam, the term "Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of SpeedFam and its subsidiaries taken as a whole (except for those changes, events and effects that are directly caused by (i) conditions affecting the worldwide economy as a whole; or (ii) conditions affecting either the semiconductor, thin film memory disk or silicon wafer capital equipment manufacturing industry, in either such case as a whole, which conditions (in the case of clause (i) or (ii) do not affect SpeedFam in a disproportionate manner); or (iii) any adverse effect (A) on the bookings or revenues of

SpeedFam (or the direct consequences thereof) following the date of this Agreement which is primarily attributable to a delay, reduction, cancellation or change in the terms of product orders by customers of SpeedFam or (B) due to employee attrition of SpeedFam, where such delay, reduction, cancellation, change or attrition is primarily attributable to the transactions contemplated by this Agreement or the pendency or announcement of the Merger. A change in the market price of SpeedFam Common Stock shall not, in and of itself, be deemed a Material Adverse Effect with respect to SpeedFam.

      Section 3.2. SpeedFam and Merger Sub Capital Structure. The authorized capital stock of SpeedFam consists of 60,000,000 shares of Common Stock, without par value of which there were 16,139,742 shares issued and outstanding as of November 2, 1998, no shares held in the treasury of SpeedFam; and 1,000,000 shares of Preferred Stock, without par value, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, without par value, all of which, as of the date hereof, are issued and outstanding and are held by SpeedFam. Merger Sub was formed on November 2, 1998, for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of SpeedFam Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of SpeedFam or any agreement or document to which SpeedFam is a party or by which it is bound. As of November 2, 1998, SpeedFam had remaining a reserve of an aggregate of 807,303 shares, 1,792,600 shares and 772,520 shares, respectively, of SpeedFam Common Stock for issuance to employees, and non-employee directors pursuant to the SpeedFam 1991 Employee Incentive Stock Option Plan (the "SpeedFam 1991 Stock Option Plan"), the SpeedFam 1995 Stock Plan for Employees and Directors (the "SpeedFam 1995 Stock Option Plan") and the SpeedFam 1995 Employee Stock Purchase Plan (the "SpeedFam Employee Stock Purchase Plan"). The SpeedFam 1991 Stock Option Plan and the SpeedFam 1995 Stock Option Plan are referred to collectively as (the "SpeedFam Stock Option Plans"). The SpeedFam Schedules list for each person who held options to acquire shares of SpeedFam Common Stock at November 5, 1998, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicate the extent of acceleration, if any.

      Section 3.3. Obligations With Respect to Capital Stock. Except as set forth in Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of SpeedFam, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities SpeedFam owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of SpeedFam, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which SpeedFam or any of its subsidiaries is a party or by which it is bound obligating SpeedFam or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of SpeedFam or any of its subsidiaries or obligating SpeedFam or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of SpeedFam, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of SpeedFam or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

      Section 3.4. Authority. (a) Each of SpeedFam and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and SpeedFam has all requisite corporate power and authority to enter into the SpeedFam Stock Option Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the execution and delivery of the SpeedFam Stock Option Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of SpeedFam and, in the case of this Agreement, Merger Sub, subject only to the filing and recordation of the Certificate of Merger pursuant to Delaware Law, the filing of Articles of Amendment to the Articles of Incorporation of SpeedFam pursuant to Illinois Law, and the approval by SpeedFam's shareholders of (i) the issuance of shares of SpeedFam Common Stock by virtue of the Merger, (ii) the amendment of SpeedFam's Articles of Incorporation to change SpeedFam's corporate name (subject to and conditional upon the effectiveness of the Merger), and (iii) the approval of any stock option or similar plan necessary for compliance with applicable laws and regulations and to preserve the benefits of such plans as they exist prior to the Merger, to the extent required by Section 5.11 of this Agreement (subject to and conditional upon the effectiveness of the Merger). A vote of the holders of at least a majority of the outstanding shares of the SpeedFam Common Stock is required for SpeedFam's shareholders to approve each of (i) the issuance of shares of SpeedFam Common Stock by virtue of the Merger, (ii) the amendment of SpeedFam's Articles of Incorporation to change SpeedFam's corporate name (subject to and conditional upon the effectiveness of the Merger), and (iii) the approval of any stock option or similar plan necessary for compliance with applicable laws and regulations and to preserve the benefits of such plans as they exist prior to the Merger, to the extent required by Section 5.11 of this Agreement (subject to and conditional upon the effectiveness of the Merger). This Agreement has been duly executed and delivered by each of SpeedFam and Merger Sub and, assuming the due authorization, execution and delivery by IPEC, constitutes the valid and binding obligation of SpeedFam, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The SpeedFam Stock Option Agreement has been duly executed and delivered by SpeedFam and, assuming the due authorization, execution and delivery of the SpeedFam Stock Option Agreement by IPEC, the SpeedFam Stock Option Agreement constitutes the valid and binding obligation of SpeedFam, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of SpeedFam and Merger Sub and the execution and delivery of the SpeedFam Stock Option Agreement by SpeedFam do not, and the performance of this Agreement by each of SpeedFam and Merger Sub will not and the performance of the SpeedFam Stock Option Agreement by SpeedFam will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of SpeedFam or the Certificate of Incorporation or Bylaws of Merger Sub or the equivalent organizational documents of any of SpeedFam's other subsidiaries, (ii) subject to compliance with the requirements set forth in Section 3.4(b) below and with respect to this Agreement only, obtaining the approval of SpeedFam's shareholders of (x) the issuance of shares of SpeedFam Common Stock by virtue of the Merger, (y) the amendment of SpeedFam's Articles of Incorporation to change SpeedFam's corporate name (subject to and conditional upon the effectiveness of the Merger), and (z) any stock option or similar plan, necessary for compliance with applicable laws and regulations and to preserve the benefits of such plans as they exist prior to the Merger, to the extent required by Section 5.11 of this Agreement (subject to and conditional upon the effectiveness of the Merger) as contemplated in Section 5.2, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to SpeedFam or any of its subsidiaries (including Merger Sub) or by which its or any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair SpeedFam's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of SpeedFam or any of its subsidiaries (including Merger Sub) pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SpeedFam or any of its subsidiaries (including Merger Sub) is a party or by which SpeedFam or any of its subsidiaries or its or any of their respective properties are bound or affected. The SpeedFam Schedules list all material consents, waivers and approvals under any of SpeedFam's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

            (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to SpeedFam or Merger Sub in connection with the execution and delivery of this Agreement and the SpeedFam Stock Option Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 Registration Statement (the "Registration Statement") with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to SpeedFam or IPEC or have a material adverse effect on the ability of the parties to consummate the Merger.

      Section 3.5. SEC Filings; SpeedFam Financial Statements. (a) SpeedFam has filed all forms, reports and documents required to be filed with the SEC since January 1, 1996, and has made available to IPEC such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that SpeedFam may file subsequent to the date hereof) are referred to herein as the "SpeedFam SEC Reports." As of their respective dates, the SpeedFam SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SpeedFam SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of SpeedFam's subsidiaries is required to file any forms, reports or other documents with the SEC. SpeedFam meets the registrant requirements for use of Form S-3 under the Securities Act.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in SpeedFam SEC Reports (the "SpeedFam Financials"), including any SpeedFam SEC Reports filed after the date hereof until the Closing, (x) complied or will comply, as the case may be, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented or will fairly present, as the case may be, the consolidated financial position of SpeedFam and its subsidiaries as at the respective dates thereof and the consolidated results of SpeedFam's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of SpeedFam contained in SpeedFam SEC Reports as of August 31, 1998 is hereinafter referred to as the "SpeedFam Balance Sheet." Except as disclosed in the SpeedFam Financials, since the date of the SpeedFam Balance Sheet neither SpeedFam nor any of its subsidiaries has any liabilities (absolute, accrued, contingent, unknown or otherwise) of a nature which, if known, would be required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of SpeedFam and its subsidiaries taken as a whole, except liabilities (i) provided for in the SpeedFam Balance Sheet, or (ii) incurred since the date of the SpeedFam Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

            (c) SpeedFam has heretofore furnished to IPEC a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed pursuant to the Exchange Act, to agreements, documents or other instruments which previously had been filed by SpeedFam with the SEC pursuant to the Securities Act or the Exchange Act.

      Section 3.6. Absence of Certain Changes or Events. Since the date of the SpeedFam Balance Sheet through the date of this Agreement, there has not been:
(i) any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of SpeedFam and its subsidiaries taken as a whole, (ii) any material change by SpeedFam in its accounting methods, principles or practices, except as required by concurrent changes in GAAP and described in the SpeedFam Schedules, or (iii) any material revaluation by SpeedFam of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

      Section 3.7. Taxes.

            (a) Tax Returns and Audits. (i) SpeedFam and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by SpeedFam and each of its subsidiaries, except such Returns which are not material to SpeedFam, and have paid all Taxes shown to be due on such Returns.

            (ii) Except as is not material to SpeedFam, SpeedFam and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

            (iii) Except as is not material to SpeedFam, neither SpeedFam nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against SpeedFam or any of its subsidiaries, nor has SpeedFam or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

            (iv) Except as is not material to SpeedFam, no audit or other examination of any Return of SpeedFam or any of its subsidiaries is presently in progress, nor has SpeedFam or any of its subsidiaries been notified of any request for such an audit or other examination.

            (v) Except as is not material to SpeedFam, no adjustment relating to any Returns filed by SpeedFam or any of its subsidiaries has been proposed formally or informally by any Tax authority to SpeedFam or any of its subsidiaries or any representative thereof and, to the knowledge of SpeedFam, no basis exists for any such adjustment which would be material to SpeedFam.

            (vi) Neither SpeedFam nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the SpeedFam Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to SpeedFam.

            (vii) None of SpeedFam's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

            (viii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of SpeedFam or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

            (ix) Neither SpeedFam nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by SpeedFam.

            (x) SpeedFam is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

            (xi) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by SpeedFam or any of its subsidiaries.

            (xii) Neither SpeedFam nor any of its subsidiaries is party to or affected by any taxsharing or allocation agreement or arrangement.

            (xiii) The SpeedFam Schedules list (y) any Tax exemption, Tax holiday or other Tax-sharing arrangement that SpeedFam or any of its subsidiaries has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sharing arrangement and (z) any expatriate tax programs or policies affecting SpeedFam or any of its subsidiaries. Each of SpeedFam and its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax-sharing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sharing arrangement or order.

      Section 3.8. Intellectual Property. (a) To SpeedFam's knowledge, SpeedFam and its subsidiaries own, or have the right to use, sell or license all intellectual property rights being used, necessary or required for the conduct of their respective businesses as presently conducted (such intellectual property rights are collectively referred to herein as the "SpeedFam IP Rights").

            (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any SpeedFam IP Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any SpeedFam IP Rights or materially impair the right of SpeedFam, the Surviving Corporation or IPEC to use, sell or license any SpeedFam IP Rights or portion thereof.

            (c) To SpeedFam's knowledge, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by SpeedFam or any of its subsidiaries violates in any material respect any license or agreement between SpeedFam or any of its subsidiaries and any third party or infringes in any material respect any intellectual property right of any other party; and there is no pending or, to the knowledge of SpeedFam, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any SpeedFam IP Rights, nor has SpeedFam received any written notice asserting that any SpeedFam IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

            (d) SpeedFam has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all those SpeedFam IP Rights requiring confidentiality.

      Section 3.9. Compliance; Permits; Restrictions. (a) Neither SpeedFam nor any of its subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to SpeedFam or any of its subsidiaries or by which SpeedFam or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SpeedFam or any of its subsidiaries is a party or by which SpeedFam or any of its subsidiaries or its or any of their respective properties is bound or affected, which conflict, default, or violation has or could reasonably be expected to have the effect of materially impairing the business of SpeedFam together with its subsidiaries. To the knowledge of SpeedFam, no investigation or review by any Governmental Entity is pending or threatened against SpeedFam or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon SpeedFam or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of SpeedFam or any of its subsidiaries, any acquisition of material property by SpeedFam or any of its subsidiaries or the conduct of business by SpeedFam as currently conducted.

            (b) SpeedFam and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of SpeedFam (collectively, the "SpeedFam Permits"). SpeedFam and its subsidiaries are in compliance in all material respects with the terms of the SpeedFam Permits.

      Section 3.10. Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which SpeedFam or any of its subsidiaries has received any notice of assertion nor, to SpeedFam's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against SpeedFam or any of its subsidiaries which reasonably would be likely to be material to SpeedFam, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

      Section 3.11. Brokers' and Finders' Fees. Except for fees payable to Lehman Brothers pursuant to an engagement letter dated November 16, 1998, a copy of which has been provided to IPEC, SpeedFam has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      Section 3.12. Employee Benefit Plans. (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by SpeedFam or any trade or business which is under common control with SpeedFam within the meaning of Section 414 of the Code (the "SpeedFam Employee Plans"), SpeedFam has made available to IPEC a true and complete copy of, to the extent applicable, (i) such SpeedFam Employee Plan,
(ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such SpeedFam Employee Plan, (iv) the most recent summary plan description for each SpeedFam Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any SpeedFam Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any SpeedFam Employee Plan.

            (b) Each SpeedFam Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such SpeedFam Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each SpeedFam Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither SpeedFam nor any ERISA Affiliate of SpeedFam has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any SpeedFam Employee Plan. There have been no non-exempt prohibited transactions (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any SpeedFam Employee Plan. As to any SpeedFam Employee Plan which is subject to Title IV of ERISA, there have been no "reportable events" as defined in Section 4043 of ERISA, no steps have been taken by SpeedFam or any ERISA Affiliate or the Pension Benefit Guaranty Corporation to terminate any such plan and no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer any such plan. There have been no acts or omission by SpeedFam or any ERISA Affiliate which have given rise to or may give rise to fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, for which SpeedFam may be liable. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving such plans or the assets of such plans, and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits). Actuarially adequate accruals for all obligations under such plans, arrangements and agreements are reflected in the balance sheet of SpeedFam. No such plan is a multiemployer plan as defined in 3(37) of ERISA and neither SpeedFam nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any multiemployer plan.

      Section 3.13. Absence of Liens and Encumbrances. SpeedFam and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the SpeedFam Financials and except for liens for taxes not yet due and payable, inchoate, mechanics and materialmen's liens and such imperfections of title and encumbrances, if any, which would not be material to SpeedFam.

      Section 3.14. Environmental Matters.

            (a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to SpeedFam, no underground storage tanks and no amount of any Hazardous Material, but excluding office and janitorial supplies, are present, as a result of the actions of SpeedFam or any of its subsidiaries or any affiliate of SpeedFam, or, to SpeedFam's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that SpeedFam or any of its subsidiaries has at any time owned, operated, occupied or leased.

            (b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to SpeedFam, neither SpeedFam nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has SpeedFam or any of its subsidiaries engaged in any Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

            (c) Permits. SpeedFam and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "SpeedFam Environmental Permits") necessary for the conduct of SpeedFam's and its subsidiaries' Hazardous Material Activities and other businesses of SpeedFam and its subsidiaries as such activities and businesses are currently being conducted.

            (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to SpeedFam's knowledge, threatened concerning any SpeedFam Environmental Permit, Hazardous Material or any Hazardous Materials Activity of SpeedFam or any of its subsidiaries. SpeedFam is not aware of any fact or circumstance which could involve SpeedFam or any of its subsidiaries in any material environmental litigation or impose upon SpeedFam any material environmental liability.

      Section 3.15. Labor Matters. To SpeedFam's knowledge, there are no activities or proceedings of any labor union to organize any employees of SpeedFam or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of SpeedFam or any of its subsidiaries. SpeedFam and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

      Section 3.16. Agreements, Contracts and Commitments. Except as set forth in the SpeedFam Schedules, neither SpeedFam nor any of its subsidiaries is a party to or is bound by:

            (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of SpeedFam's Board of Directors, other than those that are terminable by SpeedFam or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit SpeedFam's or any of its subsidiaries' ability to terminate employees at will;

            (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business including any indemnification agreements between SpeedFam or any of its subsidiaries and any of its officers or directors;

            (d) any agreement, contract or commitment containing any covenant limiting the freedom of SpeedFam or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

            (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

            (f)   any material joint marketing or development agreement; or

            (g) any material agreement relating to the sale or purchase of any business or business assets providing for payment of any deferred or contingent consideration by SpeedFam or providing for indemnification by SpeedFam.

      Neither SpeedFam nor any of its subsidiaries, nor to SpeedFam's knowledge any other party to a SpeedFam Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which SpeedFam or any of its subsidiaries is a party or by which it is bound of the type described in clauses
(a) through (g) above (any such agreement, contract or commitment, a "SpeedFam Contract") in such a manner as would permit any other party to cancel or terminate any such SpeedFam Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to SpeedFam.

      Section 3.17. Pooling of Interests. To the knowledge of SpeedFam, based on consultation with its independent accountants, neither SpeedFam nor any of its directors, officers, affiliates or shareholders has taken any action which would preclude SpeedFam's ability to account for the Merger as a pooling of interests.

      Section 3.18. Change of Control Payments. The SpeedFam Schedules set forth each plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of SpeedFam as a result of or in connection with the Merger.

      Section 3.19. Statements; Proxy Statement/Prospectus. The information supplied by SpeedFam for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by SpeedFam for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to SpeedFam's shareholders and IPEC's stockholders, at the time of the SpeedFam Shareholders' Meeting or the IPEC Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the SpeedFam Shareholders' Meeting or the IPEC Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to SpeedFam or any of its affiliates, officers or directors should be discovered by SpeedFam which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, SpeedFam shall promptly inform IPEC. Notwithstanding the foregoing, SpeedFam makes no representation or warranty with respect to any information supplied by IPEC which is contained in any of the foregoing documents.

      Section 3.20. Board Approval. The Board of Directors of SpeedFam has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of SpeedFam and its shareholders, (ii) to recommend that the shareholders of SpeedFam approve (x) the issuance of shares of SpeedFam Common Stock by virtue of the Merger, (y) the amendment of SpeedFam's Articles of Incorporation to change SpeedFam's corporate name (subject to and conditional upon the effectiveness of the Merger), and (z) such other matters relating to any stock option or similar plan necessary for compliance with applicable laws and regulations and to preserve the benefits of such plans as they exist prior to the Merger, to the extent required by Section 5.11 of this Agreement (subject to and conditional upon the effectiveness of the Merger).

      Section 3.21. Fairness Opinion. SpeedFam has received a written opinion from Lehman Brothers, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to SpeedFam from a financial point of view and has delivered to IPEC a copy of such opinion.

      Section 3.22. Section 5/11.75 of the Illinois Business Corporation Act Not Applicable; State Takeover Statutes. The Board of Directors of SpeedFam has taken all actions so that the restrictions contained in Section 5/11.75 of Illinois Law applicable to a "business combination" (as defined in such Section 5/11.75) will not apply to the execution, delivery or performance of this Agreement or the Stock Option Agreements or to the consummation of the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreements. To the knowledge of SpeedFam, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby and by the Stock Option Agreements.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      Section 4.1. Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, IPEC (which for the purposes of this Article 4 shall include IPEC and each of its subsidiaries) and SpeedFam (which for the purposes of this Article 4 shall include SpeedFam and each of its subsidiaries) agree, except (i) in the case of any action or omission by IPEC to the extent provided in Article 4 of the IPEC Schedules and in the case of any action or omission by SpeedFam to the extent provided in Article 4 of the SpeedFam Schedules, or (ii) to the extent that the other of them shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, each of IPEC and SpeedFam will promptly notify the other of any material event involving its business or operations. Furthermore, IPEC and SpeedFam agree that during the period prior to the Effective Time, IPEC and SpeedFam agree that they will exchange monthly summary financial data and that, if the waiting period under the HSR Act has expired or terminated early, their respective senior management groups will participate in planning meetings on a weekly basis, at such time and place as shall be mutually agreeable. If the waiting period under the HSR Act has not expired or been terminated early, then such planning meetings shall occur on a frequency, cover subject matter, involve participants, and allow for the exchange of information only to the extent that SpeedFam's and IPEC's respective antitrust counsel agree that such actions can reasonably be expected to occur without violation of the HSR Act. No information or knowledge obtained in any investigation will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

      In addition, except as permitted by the terms of this Agreement or the Stock Option Agreements, and except in the case of any action or omission by IPEC to the extent provided in Article 4 of the IPEC Schedules, and except in the case of any action or omission by SpeedFam to the extent provided in Article 4 of the SpeedFam Schedules, without the prior written consent of the President and Chief Executive Officer of the other, neither IPEC nor

SpeedFam shall do any of the following, and neither IPEC nor SpeedFam shall permit its subsidiaries to do any of the following:

            (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

            (b) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

            (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the IPEC IP Rights or the SpeedFam IP Rights, as the case may be, or enter into grants to future patent rights, other than in the ordinary course of business;

            (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, except for dividends payable to holders of IPEC Preferred Stock in accordance with their terms;

            (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof;

            (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance of shares of IPEC Regular Common Stock or SpeedFam Common Stock, as the case may be, pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement (including those options granted pursuant to McDaniel Agreement), (ii) options to purchase shares of IPEC Regular Common Stock or SpeedFam Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with stock option plans existing on the date hereof, (iii) shares of IPEC Regular Common Stock or SpeedFam Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause (ii), (iv) shares of IPEC Regular Common Stock or SpeedFam Common Stock, as the case may be, issuable to participants in the SpeedFam Employee Stock Purchase Plan or the IPEC Employee Stock Purchase Plan consistent with past practice and the terms thereof, (v) shares of IPEC Regular Common Stock or SpeedFam Common Stock, as the case may be, issuable pursuant to the Stock Option Agreements, (vi) the issuance of shares of

      IPEC Regular Common Stock upon conversion of the IPEC Class A Common Stock, the IPEC Preferred Stock or the IPEC Convertible Notes, (vii) the issuance of shares of IPEC Regular Common Stock upon exercise of IPEC Warrants and UPO's outstanding as of the date of this Agreement, and
      (viii) the issuance of shares of IPEC Series D Preferred Stock or IPEC Regular Common Stock as may be expressly required and authorized under the IPEC Rights Plan without further action by IPEC's Board of Directors;

            (g) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

            (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of IPEC or SpeedFam, as the case may be, or enter into any material joint ventures, strategic partnerships or alliances;

            (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of IPEC or SpeedFam, as the case may be, except in the ordinary course of business consistent with past practice;

            (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of IPEC or SpeedFam, as the case may be, or guarantee any debt securities of others;

            (k) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

            (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

            (m) Make any grant of exclusive rights to any third party;

            (n) Take any action that would be reasonably likely to interfere with SpeedFam's ability to account for the Merger as a pooling of interests; or

            (o) Agree in writing or otherwise to take any of the actions described in Article 4(a) through (n) above.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

      Section 5.1. Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations. (a) As promptly as practicable after the execution of this Agreement, IPEC and SpeedFam will prepare, and file with the SEC, the Proxy Statement and SpeedFam will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of IPEC and SpeedFam will respond to any comments of the SEC, will use its respective reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to its respective shareholders or stockholders, as the case may be, at the earliest practicable time. As promptly as practicable after the date of this Agreement, IPEC and SpeedFam will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of IPEC and SpeedFam will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, IPEC or SpeedFam, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of IPEC or shareholders of SpeedFam, such amendment or supplement.

      (b) The Proxy Statement will include the recommendation of the Board of Directors of IPEC in favor of adoption and approval of this Agreement and approval of the Merger (except that the Board of Directors of IPEC may withdraw, modify or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so). In addition, the Proxy Statement will include the recommendations of the Board of Directors of SpeedFam in favor of (x) the issuance of shares of SpeedFam Common Stock by virtue of the Merger, (y) the amendment of SpeedFam's Articles of Incorporation to change SpeedFam's corporate name, subject to and conditional upon the effectiveness of the Merger, and (z) such other matters relating to any stock option or similar plan necessary for compliance with applicable laws and regulations and to preserve the benefits of such plans as they exist prior to the Merger, to the extent required by Section 5.11 of this Agreement, subject to and conditional upon the effectiveness of the merger (except that the Board of Directors of SpeedFam may withdraw, modify or refrain from making such recommendations to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so).

      Section 5.2. Meetings of IPEC Stockholders and SpeedFam Shareholders. Promptly after the date hereof, IPEC will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the IPEC Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger. IPEC will consult with SpeedFam and use its best efforts to hold the IPEC Stockholders' Meeting on the same day as the SpeedFam Shareholders' Meeting. Promptly after the date hereof, SpeedFam will take all action necessary in accordance with Illinois Law and its Articles of Incorporation and Bylaws to convene the SpeedFam Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of (i) voting upon the issuance of shares of the SpeedFam Common Stock by virtue of the Merger,
(ii) amending its Articles of Incorporation to change its corporate name (subject to and conditional upon the effectiveness of the Merger) and (iii) such other matters relating to any stock option or similar plan necessary for compliance with applicable laws and regulations and to preserve the benefits of such plans as they exist prior to the Merger, to the extent required by Section
5.11 of this Agreement (subject to and conditional upon the effectiveness of the Merger). SpeedFam will consult with IPEC and will use its best efforts to hold the SpeedFam Shareholders' Meeting on the same day as the IPEC Stockholders' Meeting. For so long as the Board of Directors of IPEC continues to make the recommendation set forth in Section 5.1, IPEC will use its best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the National Association of Securities Dealers, Inc. or Delaware Law to obtain such approvals. For so long as the Board of Directors of SpeedFam continues to make the recommendations set forth in Section 5.1, SpeedFam will use its best efforts to solicit from its shareholders proxies in favor of (i) the issuance of shares of SpeedFam Common Stock by virtue of the Merger, (ii) the amendment of SpeedFam's Articles of Incorporation to change SpeedFam's corporate name (subject to and conditional upon the effectiveness of the Merger) and (iii) such other matters relating to any stock option or similar plan necessary for compliance with applicable laws and regulations and to preserve the benefits of such plans as they exist prior to the Merger, to the extent required by Section 5.11 of this Agreement (subject to and conditional upon the effectiveness of the Merger) and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the National Association of Securities Dealers, Inc. or Illinois Law to obtain such approvals.

      Section 5.3. Confidentiality. The parties acknowledge that IPEC and SpeedFam have previously executed two Confidentiality Agreements, each dated November 4, 1998 (the

"Confidentiality Agreements"), which Confidentiality Agreements will continue in full force and effect in accordance with their terms.

      Section 5.4. No Solicitation.

      (a) Restrictions on SpeedFam. (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, SpeedFam, its subsidiaries and their respective directors, officers, employees, representatives, investment bankers, agents and affiliates shall not, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than IPEC and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning SpeedFam or any of its subsidiaries to, or afford any access to the properties, books or records of SpeedFam or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than IPEC and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to SpeedFam or any subsidiary of SpeedFam. For the purposes of this Agreement, an "Acquisition Proposal" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement), (ii) sale of (x) 15% or more of the outstanding shares of capital stock of the entity or (y) shares of capital stock of the entity with 15% or more of the voting power in the election of directors (including without limitation by way of a tender offer or an exchange offer),
(iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, (x) 15% or more of the then outstanding shares of capital stock of the entity or (y) shares of capital stock of the entity with 15% or more of the voting power in the election of directors (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. SpeedFam will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. SpeedFam will (i) notify IPEC as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify IPEC of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4(a), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, SpeedFam and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than IPEC); provided, however, that nothing herein shall prohibit SpeedFam's Board of Directors from taking and disclosing to SpeedFam's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

            (ii) Notwithstanding the provisions of paragraph (a)(i) above, prior to the Effective Time, SpeedFam may, to the extent the Board of Directors of SpeedFam determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (a)(iii), below, furnish information to any person, entity or group after such person, entity or group has delivered to SpeedFam in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of SpeedFam in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the shareholders of SpeedFam (a "SpeedFam Superior Proposal"). In addition, notwithstanding the provisions of paragraph (a)(i) above, in connection with a possible Acquisition Proposal, SpeedFam may refer any third party to this Section 5.4(a) or make a copy of this
Section 5.4(a) available to a third party. In the event SpeedFam receives a SpeedFam Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of SpeedFam from recommending such SpeedFam Superior Proposal to SpeedFam's shareholders or from entering into a SpeedFam Qualifying Agreement, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of SpeedFam may withdraw, modify or refrain from making its recommendations set forth in Section 5.1(b), and, to the extent it does so, SpeedFam may refrain from soliciting proxies and taking such other action necessary to secure the vote of its shareholders as may be required by Section 5.2; provided, however, that SpeedFam shall not recommend to its shareholders a SpeedFam Superior Proposal for a period of not less than 48 hours after IPEC's receipt of a copy of such SpeedFam Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing); and provided further, that nothing contained in this Section shall limit SpeedFam's obligation to hold and convene the SpeedFam Shareholders Meeting (regardless of whether the recommendations of the Board of Directors of SpeedFam shall have been withdrawn, modified or not yet made), although SpeedFam may concurrently submit a SpeedFam Superior Proposal to SpeedFam shareholders for approval. The term "SpeedFam Qualifying Agreement" means a merger, purchase, reorganization or similar agreement for a SpeedFam Superior Proposal that (A) terminates automatically upon receipt, if any, of SpeedFam shareholder approval of the issuance of the SpeedFam Common Stock, the SpeedFam name change, and other matters relating to any stock option or similar plans pursuant to this Agreement (the "SpeedFam Shareholder Approval"), (B) provides that there shall be no liability or obligation of SpeedFam upon or following termination thereof as a result of the receipt by SpeedFam of SpeedFam Shareholder Approval, (C) does not provide for the payment of any expenses of, or the transfer or issuance of any assets or securities to, the party making the SpeedFam Superior Proposal (or any affiliate of such party) except upon consummation of the SpeedFam Superior Proposal and (D) does not require SpeedFam not to perform or comply with or take any act inconsistent with any provision of this Agreement except (for clause
(D)) to the extent SpeedFam is specifically permitted under this Agreement to act or omit to act in connection with a SpeedFam Superior Proposal.

      (iii) Notwithstanding anything to the contrary herein, SpeedFam will not provide any non-public information to a third party unless: (x) SpeedFam provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection for confidential information and employees at least as protective as such terms in the Confidentiality Agreements; and (y) such non-public information is the same information previously delivered to IPEC.

      (b) Restrictions on IPEC. (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, IPEC, its subsidiaries and their respective directors, officers, employees, representatives, investment bankers, agents and affiliates shall not, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than SpeedFam and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning IPEC or any of its subsidiaries to, or afford any access to the properties, books or records of IPEC or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than SpeedFam and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to IPEC or any subsidiary of IPEC. IPEC will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. IPEC will (i) notify SpeedFam as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify SpeedFam of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4(b), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, IPEC and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than SpeedFam); provided, however, that nothing herein shall prohibit IPEC's Board of Directors from taking and disclosing to IPEC's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

            (ii) Notwithstanding the provisions of paragraph (b)(i) above, prior to the Effective Time, IPEC may, to the extent the Board of Directors of IPEC determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (b)(iii), below, furnish information to any person, entity or group after such person, entity or group has delivered to IPEC in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of IPEC in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the stockholders of IPEC (a "IPEC Superior Proposal"). In addition, notwithstanding the provisions of paragraph
(b)(i) above, in connection with a possible Acquisition Proposal, IPEC may refer any third party to this Section 5.4(b) or make a copy of this Section 5.4(b) available to a third party. In the event IPEC receives an IPEC Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of IPEC from recommending such IPEC Superior Proposal to its stockholders or from entering into an IPEC Qualifying Agreement, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of IPEC may withdraw, modify or refrain from making its recommendation set forth in Section 5.1(b), and, to the extent it does so, IPEC may refrain from soliciting proxies and taking such other action necessary to secure the vote of its stockholders as may be required by Section 5.2; provided, however, that IPEC shall not recommend to its stockholders an IPEC Superior Proposal for a period of not less than 48 hours after SpeedFam's receipt of a copy of such IPEC Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing); and provided further, that nothing contained in this Section shall limit IPEC's obligation to hold and convene the IPEC Stockholders Meeting (regardless of whether the recommendation of the Board of Directors of IPEC shall have been withdrawn, modified or not yet made), although IPEC may concurrently submit an IPEC Superior Proposal to IPEC stockholders for approval. The term "IPEC Qualifying Agreement" means a merger, purchase, reorganization or similar agreement for an IPEC Superior Proposal that (A) terminates automatically upon receipt, if any, of IPEC stockholder approval of and adoption of this Agreement and the approval of the Merger (the "IPEC Stockholder Approval"), (B) provides that there shall be no liability or obligation of IPEC upon or following termination thereof as a result of the receipt by IPEC of IPEC Stockholder Approval, (C) does not provide for the payment of any expenses of, or the transfer or issuance of any assets or securities to, the party making the IPEC Superior Proposal (or any affiliate of such party) except upon consummation of the IPEC Superior Proposal, and (D) does not require IPEC not to perform or comply with or take any act inconsistent with any provision of this Agreement except (for clause (D)) to the extent IPEC is specifically permitted under this Agreement to act or omit to act in connection with an IPEC Superior Proposal.

    (iii) Notwithstanding anything to the contrary herein, IPEC will not provide any non-public information to a third party unless: (x) IPEC provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection for confidential information and employees at least as protective as such terms in the Confidentiality Agreements; and (y) such non-public information is the same information previously delivered to SpeedFam.

      Section 5.5. Public Disclosure. SpeedFam and IPEC will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq National Market. If such law or listing agreement requires disclosure prior to such consultation, the entity issuing the press release or making the public statement will provide the press release or the public statement in writing to the other with as much advance notice as is practicable, and in any event at the same time as the press release or public statement is distributed to the media.

      Section 5.6. Legal Requirements. Each of SpeedFam, Merger Sub and IPEC will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. SpeedFam will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of SpeedFam Common Stock pursuant hereto. IPEC will use its commercially reasonable efforts to assist SpeedFam as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of SpeedFam Common Stock pursuant hereto.

      Section 5.7. Third Party Consents. As soon as practicable following the date hereof, SpeedFam and IPEC will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, including, without limitation, any consents, waivers and approvals with respect to the options, warrants and convertible securities to be assumed by SpeedFam pursuant to Sections 1.6 and 5.11 hereof.

      Section 5.8. FIRPTA. At or prior to the Closing, IPEC, if requested by SpeedFam, shall deliver to the IRS a notice that the IPEC Common Stock and IPEC Preferred Stock is not a "U.S. Real Property Interest" as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

      Section 5.9. Notification of Certain Matters. SpeedFam and Merger Sub will give prompt notice to IPEC, and IPEC will give prompt notice to SpeedFam, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof or (b) any material failure of SpeedFam and Merger Sub or IPEC, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      Section 5.10. Reasonable Efforts and Further Assurances. Subject to the respective rights and obligations of SpeedFam and IPEC under this Agreement, each of the parties to this Agreement will use its commercially reasonable efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided that neither SpeedFam nor IPEC nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

      Section 5.11. Stock Options and Warrants. (a) At the Effective Time, each outstanding option to purchase shares of IPEC Regular Common Stock (each an "IPEC Stock Option") under the 1992 IPEC Stock Option Plan, whether or not exercisable, will be assumed by SpeedFam and each option to purchase IPEC Regular Common Stock (also an "IPEC Stock Option") granted pursuant to the McDaniel Agreement which is vested as of the Effective Time shall be assumed by SpeedFam. Each IPEC Stock Option so assumed by SpeedFam under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the 1992 IPEC Stock Option Plan or the McDaniel Agreement, as applicable, immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each IPEC Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of SpeedFam Common Stock equal to the product of the number of shares of IPEC Common Stock that were issuable upon exercise of such IPEC Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of SpeedFam Common Stock, and (ii) the per share exercise price for the shares of SpeedFam Common Stock issuable upon exercise of such assumed IPEC Stock Option will be equal to the quotient determined by dividing the exercise price per share of IPEC Common Stock at which such IPEC Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, SpeedFam will issue to each holder of an outstanding IPEC Stock Option a notice describing the foregoing assumption of such IPEC Stock Option by SpeedFam.

      At the Effective Time, SpeedFam shall issue a new warrant to replace the unexercised, issued and outstanding H & Q I Warrant which shall be exercisable for the number of shares of SpeedFam Common Stock that equals the number of shares of IPEC Regular Common Stock for which the H & Q I Warrant was exercisable immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of SpeedFam Common Stock. In addition, the H & Q I Warrant Exercise Price shall be adjusted at the Effective Time in accordance with the terms of the H & Q I Warrant.

      At the Effective Time, SpeedFam shall assume the unexercised, issued and outstanding H & Q II Warrant which shall become exercisable for the number of shares of SpeedFam Common Stock that equals the number of shares of IPEC Regular Common Stock for which the H & Q II Warrant was exercisable immediately prior to the Effective Time, adjusted in accordance with the terms of the H & Q II Warrant. In addition, the H & Q II Exercise Price shall be adjusted at the Effective Time in accordance with the terms of the H & Q II Warrant.

      At the Effective Time, each of the unexercised, issued and outstanding Intel Warrants shall automatically by operation of law and their original terms, and without necessity of any exchange or other action by the holder thereof, become exercisable for the number of shares of SpeedFam Common Stock that equals the number of shares of IPEC Regular Common Stock for which the Intel Warrants were exercisable immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of SpeedFam Common Stock. In addition, the Intel Exercise Price shall be adjusted at the effective Time in accordance with the terms of the Intel Warrant.

      At the Effective Time, SpeedFam shall assume the unexercised, issued and outstanding Fletcher Warrant which shall become exercisable for the number of shares of SpeedFam Common Stock that equals the number of shares of IPEC Regular Common Stock for which the Fletcher Warrant was exercisable immediately prior to the Effective Time, adjusted in accordance with the terms of the Fletcher Warrant. In addition, the Fletcher Exercise Price shall be adjusted at the Effective Time in accordance with the terms of the Fletcher Warrant.


      At the Effective Time, each of the unexercised, issued and outstanding UPO's shall automatically by operation of law and their original terms, and without necessity of any exchange or other action by the holder thereof, become exercisable for the number of shares of SpeedFam Common Stock that equals the number of shares of IPEC Regular Common Stock for which the UPO's were exercisable immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of SpeedFam Common Stock, plus warrants for the number of shares of SpeedFam Common Stock that equals the number of shares of IPEC Regular Common Stock for which the warrants under the UPO's were exercisable immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of SpeedFam Common Stock (the "UPO Warrant"). In addition, the UPO Exercise Price shall be adjusted at the Effective Time in accordance with the terms of the UPO's, and the UPO Warrant Exercise Price shall be adjusted at the Effective Time in accordance with the terms of the UPO Warrant.

      At the Effective Time, each of the issued and outstanding IPEC Convertible Notes shall remain outstanding thereafter as an obligation of IPEC, as applicable, and from and after the Effective Time, the holders of the IPEC Convertible Notes shall have the right to convert such IPEC Convertible Notes into the number of shares of SpeedFam Common Stock receivable in the Merger by a holder of the number of shares of IPEC Regular Common Stock into which the IPEC Convertible Notes could have been converted immediately prior to the Merger. IPEC shall comply with all notice requirements arising as a consequence of this Agreement and the transactions contemplated hereby under that certain Indenture, dated as of September 15, 1997 (the "Indenture"), between IPEC and State Street Bank and Trust Company of California, N.A., as trustee thereunder (the "Trustee") pursuant to which the IPEC Convertible Notes are issued and outstanding. At the Effective Time, IPEC and SpeedFam shall execute and deliver to the Trustee a supplemental indenture pursuant to, and satisfying the requirements of, Section 3.5(e), 11.1 and 15.6 of the Indenture, which supplemental shall be in form and substance reasonably satisfactory to SpeedFam and the Trustee and shall provide, among other things, that SpeedFam shall either assume, or be a guarantor of, IPEC's obligations under the Indenture (the
"Note Guarantee"). IPEC and SpeedFam shall use reasonable efforts to obtain the consent of Noteholders required under the September 15, 1997 Registration Rights Agreement relating to the Notes ("Notes Registration Rights Agreements") to delete clause (B) from the definition of "Registrable Securities." Obtaining this consent is not a condition to closing.

      (b) IPEC Stock Options assumed by SpeedFam shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent IPEC Stock Options qualified as incentive stock options immediately prior to the Effective Time.

      (c) The Board of Directors of IPEC will take all actions necessary, including the making of any required announcement in a timely manner, to set the New Purchase Date under the IPEC Employee Stock Purchase Plan and to terminate such Plan immediately following the purchase of shares of IPEC Regular Common Stock on the New Purchase Date. SpeedFam shall take all actions necessary to enable employees of IPEC as of the Effective Time to participate in SpeedFam's Employee Stock Purchase Plan commencing on the first enrollment date following the Effective Time, giving credit for employment by IPEC for purposes of the eligibility provisions of SpeedFam's Employee Stock Purchase Plan.

      (d) SpeedFam will reserve sufficient shares of SpeedFam Common Stock for issuance under Sections 5.11(a) and under Section 1.6(c), (e) and (i) hereof.

      Section 5.12. Registration Statements. SpeedFam agrees to file a registration statement on Form S-8 for (i) the shares of SpeedFam Common Stock issuable with respect to the assumed 1992 IPEC Stock Options and (ii) the shares of SpeedFam Common Stock issuable with respect to the assumed McDaniel Agreement no later than two (2) business days after the Closing Date. SpeedFam agrees to assume, as of the Effective Time, IPEC's obligations under the registration rights agreements applicable to, and to file a registration statement on Form S-3 for, the shares of SpeedFam Common Stock issuable with respect to the Intel Warrants, the Fletcher Warrant and the UPO's no later than two (2) business days after the Closing Date. SpeedFam further agrees to assume, as of the Effective Time, IPEC's obligations under the registration rights agreement applicable to, and to file a registration statement on Form S-3 for, the shares of SpeedFam Common Stock issuable on conversion of the IPEC Convertible Notes no later than thirty (30) business days after the Closing Date.

      Section 5.13. Indemnification and Insurance. (a) From and after the Effective Time, SpeedFam will cause the Surviving Corporation to fulfill and honor in all respects the obligations of IPEC pursuant to any indemnification agreements between IPEC and its directors and officers existing prior to the date hereof. The Certificate of Incorporation and By-laws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-laws of IPEC, which provisions will not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of IPEC, unless such modification is required by law. This

Section 5.13(a) will survive the consummation of the Merger at the Effective Time, is intended to benefit IPEC, the Surviving Corporation and the present officers and directors of IPEC, and will be binding on all successors and assigns of the Surviving Corporation.

      (b) Notwithstanding Article IV hereof, IPEC may purchase a policy of directors' and officers' liability insurance, to be effective for a period not to exceed three years from the Effective Time, covering those persons who are currently covered by IPEC's directors' and officers' liability insurance policy but only to the extent and on terms comparable to those applicable to IPEC's current policy; provided, however, that in no event may IPEC expend in excess of 150% of the annual premium currently paid by IPEC for such coverage for each such year of coverage.

      Section 5.14. NMS Listing. SpeedFam agrees to authorize for listing on the Nasdaq National Market the shares of SpeedFam Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

      Section 5.15. SpeedFam Affiliate Agreement. Set forth on the SpeedFam Schedules is a list of those persons who may be deemed to be, in SpeedFam's reasonable judgment, affiliates of SpeedFam within the meaning of Rule 145 promulgated under the Securities Act (each a "SpeedFam Affiliate"). SpeedFam will provide IPEC with such information and documents as IPEC reasonably requests for purposes of reviewing such list. SpeedFam will use its reasonable efforts to deliver or cause to be delivered to IPEC, as promptly as practicable on or following the date hereof, from each SpeedFam Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit F, each of which will be in full force and effect as of the Effective Time.

      Section 5.16. IPEC Affiliate Agreement. Set forth on the IPEC Schedules is a list of those persons who may be deemed to be, in IPEC's reasonable judgment, affiliates of IPEC within the meaning of Rule 145 promulgated under the Securities Act (each a "IPEC Affiliate"). IPEC will provide SpeedFam with such information and documents as SpeedFam reasonably requests for purposes of reviewing such list. IPEC will use its reasonable efforts to deliver or cause to be delivered to SpeedFam, as promptly as practicable on or following the date hereof, from each IPEC Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit G (the "IPEC Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time. SpeedFam will be entitled to place appropriate legends on the certificates evidencing any SpeedFam Common Stock to be received by an IPEC Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the SpeedFam Common Stock, consistent with the terms of the IPEC Affiliate Agreement.

      Section 5.17. Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, IPEC and SpeedFam each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. IPEC and SpeedFam each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

      Section 5.18. Board of Directors of SpeedFam. The Board of Directors of SpeedFam will take all actions necessary to cause the Board of Directors of SpeedFam, immediately after the Effective Time, to consist of nine persons, five of whom shall have served on the Board of Directors of SpeedFam immediately prior to the Effective Time (two of whom shall be independent of the management of SpeedFam), and four of whom shall have served on the Board of Directors of IPEC immediately prior to the Effective Time (three of whom shall be independent of the management of IPEC). Mr. Roger D. McDaniel, the current chief executive officer of IPEC, shall be considered independent of the management of IPEC for these purposes. If, prior to the Effective Time, any of the IPEC or SpeedFam designees shall decline or be unable to serve as an IPEC or SpeedFam director, IPEC (if such person was designated by IPEC) or SpeedFam (if such person was designated by SpeedFam) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party.

      Section 5.19. Officers of SpeedFam; Transition Team. At the Effective Time, James N. Farley and Sanjeev Chitre will become the Co-Chairmen of the Board of SpeedFam, Makoto Kouzuma will retain his position as Vice Chairman of SpeedFam, Richard J. Faubert will retain his position as the President and Chief Executive Officer of SpeedFam and Roger K. Marach will retain his position as Chief Financial Officer of SpeedFam. At the Effective Time, a transition team ("Transition Team") consisting of Messrs. Richard J. Faubert (Team Chairman, who shall be the leader of the Transition Team), Makoto Kouzuma, Sanjeev Chitre and Roger D. McDaniel will be established to address issues that may arise in connection with the integration of SpeedFam and IPEC. The Transition Team shall remain in place until the earlier of one (1) year from the Effective Time or such time as the Board of Directors of SpeedFam (including the affirmative vote of at least 2 of the SpeedFam directors who served on the IPEC Board of Directors immediately prior to the Effective Time), determines the Transition Team is no longer necessary. In addition, at the Effective Time, the following persons will be appointed to the following positions: Ralph Hartung as President and Chief Operating Officer of the CMP Division. The Board of Directors of SpeedFam will take all actions necessary to effectuate the provisions of this
Section 5.19.

      Section 5.20. Change of Name. Subject to the terms hereof, at the SpeedFam Shareholders' Meeting SpeedFam shall propose and recommend that its Articles of Incorporation be amended at the Effective Time to change its name to "SpeedFam-IPEC, Inc."

      Section 5.21. IPEC Rights Plan. The Board of Directors of IPEC shall take all further action (in addition to that referred to in Section 2.23) reasonably requested in writing by SpeedFam in order to render the IPEC Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements, the Board of Directors of IPEC shall not, without the consent of SpeedFam (a) amend the IPEC Rights Plan or (b) take any action with respect to, or make any determination under, the IPEC Rights Plan, including a redemption of the IPEC Rights or any action to facilitate an Acquisition Proposal, except for any action which the Board of Directors decides to take with respect to the IPEC Rights Plan in connection with an IPEC Superior Proposal which the IPEC Board of Directors recommends that IPEC stockholders approve; provided, however, that in no event may the IPEC Board of Directors amend the IPEC Rights Plan Amendment.

      Section 5.22. Director Designation Provision. The Board of Directors of IPEC shall take all action reasonably requested by SpeedFam to terminate the Stockholders' Agreement, dated August 31, 1993, among IPEC, Harold C. Baldauf and Janet A. Baldauf (the "Stockholders' Agreement").

      Section 5.23. Notice of Demand for Appraisal. IPEC shall give SpeedFam (i) prompt notice of any written demands for appraisal of any shares of IPEC Class A Common Stock or IPEC Preferred Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by IPEC which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under Delaware Law. IPEC shall not, except with the prior written consent of SpeedFam or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of IPEC Class A Common Stock or IPEC Preferred Stock or offer to settle or settle any such demands. Any payments made in respect of dissenting shares shall be made by IPEC or the Surviving Corporation as the case may be.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

      Section 6.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) Shareholder and Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of IPEC; as well as the issuance of the SpeedFam Common Stock, the SpeedFam name change, and other matters relating to any stock option or similar plan shall have been duly approved by the requisite vote under applicable law and the rules of the National Association of Securities Dealers, Inc. by the shareholders of SpeedFam.

            (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

            (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

            (d) Tax Opinions. SpeedFam and IPEC shall each have received written opinions from their respective counsel, Chapman and Cutler and Wilson Sonsini Goodrich & Rosati, Professional Corporation, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if the counsel to either SpeedFam or IPEC does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

            (e) Nasdaq Listing. The shares of SpeedFam Common Stock issuable to stockholders of IPEC pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

            (f) Opinion of Accountants. Each of SpeedFam and IPEC shall have received a letter from KPMG Peat Marwick, LLP, dated within two (2) business days prior to the Effective Time, regarding that firm's concurrence with SpeedFam's managements' and IPEC's managements' conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement.

      Section 6.2. Additional Conditions to Obligations of IPEC. The obligation of IPEC to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by IPEC:

            (a) Representations and Warranties. The representations and warranties of SpeedFam and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of SpeedFam and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 3.2 and 3.3) where the failure to be so true and correct would not have a Material Adverse Effect on SpeedFam. IPEC shall have received a certificate with respect to the foregoing signed on behalf of SpeedFam by the Chief Executive Officer and the Chief Financial Officer of SpeedFam;

            (b) Agreements and Covenants. SpeedFam and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and IPEC shall have received a certificate to such effect signed on behalf of SpeedFam by the Chief Executive Officer and the Chief Financial Officer of SpeedFam;

            (c) Opinion of SpeedFam's Counsel. IPEC shall have received the opinion of Chapman and Cutler, counsel to SpeedFam, dated the day of the Closing, addressed to IPEC and substantially to the effect set forth in Exhibit H attached hereto and hereby made a part hereof; and

            (d) Material Adverse Effect. No Material Adverse Effect with respect to SpeedFam shall have occurred since the date of this Agreement.

      Section 6.3. Additional Conditions to the Obligations of SpeedFam and Merger Sub. The obligations of SpeedFam and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by SpeedFam:

            (a) Representations and Warranties. The representations and warranties of IPEC contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of IPEC contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 2.2 and 2.3) where the failure to be so true and correct would not have a Material Adverse Effect on IPEC. SpeedFam shall have received a certificate with respect to the foregoing signed on behalf of IPEC by the President and the Chief Financial Officer of IPEC;

            (b) Agreements and Covenants. IPEC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and SpeedFam shall have received a certificate to such effect signed on behalf of IPEC by the President and the Chief Financial Officer of IPEC;

            (c) Opinion of IPEC's Counsel. SpeedFam shall have received the opinion of Wilson Sonsini Goodrich & Rosati, counsel to IPEC, dated the day of the Closing, addressed to SpeedFam and substantially to the effect set forth in Exhibit I attached hereto and hereby made a part hereof;

            (d) Material Adverse Effect. No Material Adverse Effect with respect to IPEC shall have occurred since the date of this Agreement;

            (e) No Distribution Date under the IPEC Rights Plan. No Distribution Date shall have occurred under the IPEC Rights Plan;

            (f) Termination of Contract. The Stockholders' Agreement shall have been terminated;

            (g) Appraisal Rights. Written objections to the Merger shall not have been made by the holders of the IPEC Preferred Stock or the IPEC Class A Common Stock in an amount which, in the aggregate, would, if converted pursuant to Section 1.6 hereof, represent more than 500,000 shares of SpeedFam Common Stock; and

            (h) Certain Third Party Consents. All necessary consents, waivers and approvals with respect to the assumption of the options, warrants and convertible securities to be assumed by SpeedFam pursuant to Section 1.6 and Section 5.11 hereof shall have been obtained in form and substance reasonably satisfactory to SpeedFam.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

      Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of IPEC or the approval of the issuance of the SpeedFam Common Stock in connection with the Merger by the shareholders of
SpeedFam:

            (a) by mutual written consent duly authorized by the Boards of Directors of SpeedFam and IPEC;

            (b) by either IPEC or SpeedFam if the Merger shall not have been consummated by May 31, 1999; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

            (c) by either IPEC or SpeedFam if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

            (d) by either IPEC or SpeedFam if the required approvals of the stockholders of IPEC or the shareholders of SpeedFam contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders or shareholders, as the case may be, duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party where the failure to obtain stockholder or shareholder approval of such party shall have been caused by the action or failure to act of such party in breach of this Agreement);

            (e) by SpeedFam, if the Board of Directors of IPEC recommends an IPEC Superior Proposal to the stockholders of IPEC, or if the Board of Directors of IPEC shall have withheld, withdrawn or modified in a manner adverse to SpeedFam its recommendation in favor of adoption and approval of this Agreement and approval of the Merger;

            (f) by IPEC, if the Board of Directors of SpeedFam recommends a SpeedFam Superior Proposal to the shareholders of SpeedFam, or if the Board of Directors of SpeedFam shall have withheld, withdrawn or modified in a manner adverse to IPEC its recommendation in favor of approving the issuance of the shares of SpeedFam Common Stock by virtue of the Merger;

            (g) by IPEC, upon a breach of any representation, warranty, covenant or agreement on the part of SpeedFam set forth in this Agreement, or if any representation or warranty of SpeedFam shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or
      Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in SpeedFam's representations and warranties or breach by SpeedFam is curable by SpeedFam through the exercise of its commercially reasonable efforts, then IPEC may not terminate this Agreement under this Section 7.1(g) provided SpeedFam continues to exercise such commercially reasonable efforts to cure such breach; or

            (h) by SpeedFam, upon a breach of any representation, warranty, covenant or agreement on the part of IPEC set forth in this Agreement, or if any representation or warranty of IPEC shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or
      Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in IPEC's representations and warranties or breach by IPEC is curable by IPEC through the exercise of its commercially reasonable efforts, then SpeedFam may not terminate this Agreement under this Section 7.1(h) provided IPEC continues to exercise such commercially reasonable efforts to cure such breach.

      Section 7.2. Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreements or the Stock Option Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      Section 7.3. Fees and Expenses.

      (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that SpeedFam and IPEC shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

      (b) IPEC Payments. (i) If (x) the Board of Directors of IPEC shall have withheld, withdrawn or modified in a manner adverse to SpeedFam its recommendation in favor of adoption and approval of this Agreement and approval of the Merger and at that time there shall not have occurred a Material Adverse Effect on SpeedFam, or (y) the Board of Directors of IPEC recommends an IPEC Superior Proposal to the stockholders of IPEC, IPEC shall pay to SpeedFam an amount equal to $6,000,000 within one business day following the earlier to occur of (A) termination of this Agreement pursuant to Section 7.1(e) hereof or
(B) an IPEC Negative Vote (as defined below); and

     (ii) If no payment shall be required pursuant to clause 7.3(b)(i) above, and if (x) the vote of the stockholders of IPEC approving and adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (a "IPEC Negative Vote") and (y) prior to such IPEC Negative Vote there shall have occurred an Acquisition Proposal with respect to IPEC which shall have been publicly disclosed and not withdrawn (a "IPEC Competing Proposal") and (z) within 12 months following such IPEC Negative Vote IPEC shall enter into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the IPEC Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) shall have been consummated, then, provided that there shall have not occurred a Material Adverse Effect on SpeedFam prior to the IPEC Negative Vote, IPEC shall pay to SpeedFam an amount equal to $6,000,000 within one business day following demand therefor.

      (c) SpeedFam Payments. (i) If (x) the Board of Directors of SpeedFam shall have withheld, withdrawn or modified in a manner adverse to IPEC its recommendation in favor of approving the issuance of the shares of SpeedFam Common Stock by virtue of the Merger and at that time there shall not have occurred a Material Adverse Effect on IPEC, or (y) the Board of Directors of SpeedFam recommends a SpeedFam Superior Proposal to the shareholders of SpeedFam, SpeedFam shall pay to IPEC an amount equal to $6,000,000 within one business day following the earlier to occur of (A) termination of this Agreement pursuant to Section 7.1(f) hereof or (B) a SpeedFam Negative Vote (as defined below); and

     (ii) If no payment shall be required pursuant to clause 7.3(c)(i) above, and if (x) the vote of the shareholders of SpeedFam to permit the issuance of shares of SpeedFam Common Stock by virtue of the Merger, shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof (a "SpeedFam Negative Vote") and
(y) prior to such SpeedFam Negative Vote there shall have occurred an Acquisition Proposal with respect to SpeedFam which shall have been publicly disclosed and not withdrawn (a "SpeedFam Competing Proposal") and (z) within 12 months following such SpeedFam Negative Vote SpeedFam shall enter into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the SpeedFam Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) shall have been consummated, then, provided that there shall not have occurred a Material Adverse Effect on IPEC prior to the SpeedFam Negative Vote, SpeedFam shall pay to IPEC an amount equal to $6,000,000 within one business day following demand therefor.

      (d) Payment of the fees described in Section 7.3(b) and (c) above shall not be in lieu of damages incurred in the event of breach of this Agreement.

      Section 7.4. Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

      Section 7.5. Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

      Section 8.1. Non-Survival of Representations and Warranties. The representations and warranties of IPEC, SpeedFam and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

      Section 8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

      (a)   if to SpeedFam or             SpeedFam International, Inc.
            Merger Sub, to:               305 N. 54th Street
                                          Chandler, Arizona  85226-2416
                                          Attention:  President and Chief

                                                      Executive Officer
                                          Telephone No.:  (602) 705-2100
                                          Telecopy No.:  (602) 705-2122

            with a copy to:               Chapman and Cutler
                                          111 W. Monroe Street
                                          Chicago, Illinois  60603
                                          Attention:  Jonathan A. Koff
                                          Telephone No.:  (312) 845-3000
                                          Telecopy No.:  (312) 701-2361

      (b)   if to IPEC, to:               Integrated Process Equipment Corp.
                                          4717 East Hilton Avenue
                                          Phoenix, Arizona 85034
                                          Attention: President and Chief
                                                     Executive Officer
                                          Telephone No.:  (602) 517-7200
                                          Telecopy No.:  (602) 517-6016

            with a copy to:               Wilson Sonsini Goodrich & Rosati
                                          650 Page Mill Road
                                          Palo Alto, California 94304-1050
                                          Attention:  Francis Currie
                                          Telephone No.:  (650) 493-9300
                                          Telecopy No.:  (650) 845-5000

      Section 8.3. Interpretation; Knowledge. (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "Include," "Includes" and "Including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "The Business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. As used herein, "subsidiary" shall include only majority-owned subsidiaries as such term is defined in Rule 1-02 of Regulation S-X.

      (b) For purposes of this Agreement, the term "Knowledge" means, with respect to any matter in question, that any of the Chairman, Chief Executive Officer, Chief Operating Officer, if applicable, Chief Financial Officer or Controller of IPEC or SpeedFam, as the case may be, have actual knowledge of such matter.

      Section 8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      Section 8.5. Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the IPEC Schedules and the SpeedFam Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreements shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except with respect to the matters set forth in Section 5.13.

      Section 8.6. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      Section 8.7. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      Section 8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation and that the Merger shall be governed by Delaware Law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any federal court within the Ninth District of Arizona, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of Arizona for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

      Section 8.9. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      Section 8.10. Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                  INTEGRATED PROCESS EQUIPMENT CORP.




                                  By   /s/ Roger D. McDaniel
                                       -----------------------------------------
                                       Name: Roger D. McDaniel
                                       Title:  President and Chief Executive
                                               Officer



                                  SPEEDFAM INTERNATIONAL, INC.




                                  By   /s/ Richard J. Faubert
                                       -----------------------------------------
                                       Name: Richard J. Faubert
                                       Title:  President and Chief Executive
                                               Officer



                                  SPEEDFAM, INC.




                                  By   /s/ Richard J. Faubert
                                       -----------------------------------------
                                       Name: Richard J. Faubert
                                       Title:  President